EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NORTHEAST UTILITIES

NU HOLDING ENERGY 1 LLC

NU HOLDING ENERGY 2 LLC

AND

NSTAR

October 16, 2010

i

ii

Annex I	Index of Defined Terms
Exhibit 1.5(a)(1)	Roles of Chairman and Lead Trustee
Exhibit 1.5(a)(2)	Powers and Responsibilities of Committee Charters
Exhibit 1.5(b)	Chief Executive Officer Direct Reports

iii

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on October 16, 2010, by and among Northeast Utilities, a Massachusetts business trust and voluntary association (“Northeast Utilities”), NU Holding Energy 2 LLC, a Massachusetts limited liability company and a direct wholly owned Subsidiary of Northeast Utilities (“Acquisition Sub”), NU Holding Energy 1 LLC, a Massachusetts limited liability company and a direct wholly owned Subsidiary of Northeast Utilities (“Merger Sub”) and NSTAR, a Massachusetts business trust and voluntary association (“NSTAR”).

RECITALS

WHEREAS, Northeast Utilities, Merger Sub and NSTAR intend to effect a merger (the “Merger”) of Merger Sub with and into NSTAR in accordance with this Agreement and the Massachusetts General Laws (“M.G.L.”) and, immediately after the Merger, Northeast Utilities, Acquisition Sub and NSTAR intend to effect a merger (the “Subsequent Merger” and together with the Merger, the “Combination”) of NSTAR with and into Acquisition Sub in accordance with this Agreement and the M.G.L.;

WHEREAS, the Board of Trustees of NSTAR has (i) determined that the Merger is in the best interests of, and is advisable to, NSTAR and its shareholders (the “NSTAR Shareholders”), (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the NSTAR Shareholders adopt this Agreement, the Merger and the other transactions contemplated by this Agreement (the recommendation referred to in this clause (iii), and the determinations and approvals in clauses (i) and (ii), collectively the “NSTAR Recommendation”);

WHEREAS, the Board of Trustees of Northeast Utilities has (i) determined that the Merger is in the best interests of, and advisable to, Northeast Utilities and its shareholders (the “Northeast Utilities Shareholders”), (ii) approved and adopted this Agreement, the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the Northeast Utilities Shareholders adopt this Agreement, the Merger and the other transactions contemplated by this Agreement (the recommendation referred to in this clause (iii), and the determinations and approvals in clauses (i) and (ii), collectively the “Northeast Utilities Recommendation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement will constitute a “plan of reorganization” for purposes of Sections 368, 354 and 361 of the Code, and Northeast Utilities and NSTAR will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, Northeast Utilities, Merger Sub, Acquisition Sub and NSTAR desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1    The Merger and Subsequent Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the M.G.L., at the Effective Time, Merger Sub shall be merged with and into NSTAR, and the separate existence of Merger Sub shall cease, and NSTAR shall continue as the surviving company in the Merger as a direct wholly owned Subsidiary of Northeast Utilities (the “Surviving Trust”). Immediately after the Effective Time and in accordance with the M.G.L., the Surviving Trust shall be merged with and into Acquisition Sub and the separate existence of the Surviving Trust shall cease, and Acquisition Sub shall continue as the surviving company as a direct wholly owned Subsidiary of Northeast Utilities (the “Surviving Company”).

Section 1.2    Effect of the Mergers.

Each of the Merger and the Subsequent Merger shall have the effects set forth in this Agreement and the applicable provisions of the M.G.L.

Section 1.3    Closing; Effective Time.

The consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square New York, NY, 10036, on a date to be mutually agreed upon by Northeast Utilities and NSTAR (the “Closing Date”), which date shall be no later than the second Business Day after the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Northeast Utilities and NSTAR shall mutually agree. As soon as practicable following the Closing and on the Closing Date, NSTAR and Northeast Utilities shall cause articles of merger (the “Certificate of Merger”) reflecting the Merger to be executed and filed with the Secretary of the Commonwealth of Massachusetts in accordance with the M.G.L. The Merger shall become effective upon such filing, or at such later date and time as agreed by Northeast Utilities and NSTAR and as set forth in the Certificate of Merger (the “Effective Time”). Immediately following the Effective Time, NSTAR and Northeast Utilities shall cause articles of merger (the “Subsequent Certificate of Merger”) reflecting the Subsequent Merger to be executed and filed with the Secretary of the Commonwealth of Massachusetts in accordance with the M.G.L. For purposes of this Agreement, “Business Day” means any day, other than a Saturday, a Sunday or a day on which banking and savings and loan institutions in Boston, Massachusetts are authorized or required by Law to be closed.

Section 1.4    Governing Documents Following the Mergers.

(a) At the Effective Time, the declaration of trust of NSTAR as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Trust until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) Immediately after the effectiveness of the Subsequent Merger, the limited liability company agreement of Acquisition Sub as in effect immediately prior to the Subsequent Merger shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.8(b).

(c) Immediately after the effectiveness of the Subsequent Merger, the certificate of organization of Acquisition Sub as in effect immediately prior to the Subsequent Merger shall be the certificate of organization of the Surviving Company until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.8(b).

Section 1.5    Trustees and Officers; Member and Manager of Surviving Company.

(a) Board of Trustees. Northeast Utilities shall take all necessary corporate action to cause the following to occur:

(i) At the Effective Time, the size of the Board of Trustees of Northeast Utilities shall consist of fourteen (14) members, consisting of seven (7) trustees selected by Northeast Utilities (the “Designated Northeast Utilities Trustees”), one of which shall be Charles W. Shivery, and seven (7) Trustees selected by NSTAR (the “Designated NSTAR Trustees”) before the Effective Time, one of which shall be Thomas J. May.

(ii) From and after the Effective Time Charles W. Shivery shall be the non-executive Chairman of the Board of Northeast Utilities; provided, that no later than the date that is eighteen (18) months from the Closing Date, Charles W. Shivery shall resign from the office of non-executive Chairman of the Board of Northeast Utilities and Thomas J. May shall be appointed as the Chairman of the Board of Northeast Utilities.

(iii) From and after the Effective Time, the roles and responsibilities of the non-executive Chairman and the Lead Trustee of Northeast Utilities shall be as set forth in Exhibit 1.5(a)(1).

(iv) At the Effective Time there shall be five committees of the Board of Trustees of Northeast Utilities, consisting of Audit, Compensation, Executive, Finance and Governance. At the Effective Time, each committee of the Board of Trustees of Northeast Utilities shall consist of equal representation of Designated NSTAR Trustees and Designated Northeast Utilities Trustees.

(v) At the Effective Time, (1) a Designated Northeast Utilities Trustee shall be the Chairman of the Audit Committee of the Board of Trustees of Northeast Utilities, (2) a Designated NSTAR Trustee shall be the Chairman of the Compensation Committee of the Board of Trustees of Northeast Utilities, (3) the Chairman of the Board of Trustees of Northeast Utilities shall be the Chairman of the Executive Committee of the Board of Trustees of Northeast Utilities and Thomas J. May shall be a member of the Executive Committee, (4) a Designated NSTAR Trustee shall be the Chairman of the Finance Committee of the Board of Trustees of Northeast Utilities, (5) a Designated Northeast Utilities Trustee shall be the Chairman of the Governance Committee of the Board of Trustees of Northeast Utilities and (6) a Designated Northeast Utilities Trustee shall be the Lead Trustee.

(vi) At the Effective Time charters of each committee of the Board of Trustees of Northeast Utilities shall be revised to reflect the powers and responsibilities set forth on Exhibit 1.5(a)(2).

(b) Chief Executive Officer and Direct Reports. Northeast Utilities shall take all action necessary to appoint Thomas J. May as the Chief Executive Officer of Northeast Utilities as of the Effective Time and the persons listed on Exhibit 1.5(b) hereto to the positions indicated after their respective names on such exhibit as the direct reports of the Chief Executive Officer of Northeast Utilities as of the Effective Time.

(c) Trustees of Surviving Trust. At the Effective Time, the trustees of the Surviving Trust shall be designated by the Transition Committee and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(d) Officers of Surviving Trust. At the Effective Time, the officers of the Surviving Trust shall be designated by the Transition Committee and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(e) Member of Surviving Company. The sole member of Acquisition Sub immediately prior to the Subsequent Merger shall be the sole member of the Surviving Company.

(f) Board of Managers of Surviving Company. At the Effective Time, the board of managers of the Surviving Company shall be designated by the Transition Committee and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(g) Officers of Surviving Company. At the Effective Time, the officers of the Surviving Company shall be designated by the Transition Committee and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6    Effect on Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Northeast Utilities, Merger Sub, NSTAR or any holder of shares thereof:

(i) each common share of beneficial interest, $1.00 par value, of NSTAR (the “NSTAR Common Shares”) held as of the Effective Time by Northeast Utilities, Merger Sub or by NSTAR as treasury shares (“Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.6(b) and Section 1.6(c), each share of NSTAR Common Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into 1.312 common shares of beneficial interest, $5.00 par value, of Northeast Utilities (the “Northeast Utilities Common Shares”).

The number of Northeast Utilities Common Shares into which each share of NSTAR Common Shares shall be converted, as specified in Section 1.6(a)(ii) (as such number may be adjusted in accordance with Section 1.6(b)), is referred to as the “Exchange Ratio.” The aggregate number of Northeast Utilities Common Shares issuable pursuant to Section 1.6(a)(ii) is referred to as the “Merger Consideration.”

(b) If, on or after the date of this Agreement and prior to the Effective Time, the outstanding NSTAR Common Shares or Northeast Utilities Common Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, including any such transaction with a record date between the date of this Agreement and the Effective Time, then the Exchange Ratio shall be appropriately adjusted to the extent that the record date for any such event is between the date of this Agreement and the Effective Time, so as to provide NSTAR Shareholders and Northeast Utilities Shareholders the same economic effect as contemplated prior to such stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

(c) No fractional Northeast Utilities Common Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of Northeast Utilities Common Shares. Any holder of NSTAR Common Shares who would otherwise be entitled to receive a fraction of a share of Northeast Utilities Common Shares pursuant to the Merger (after taking into account all NSTAR Common Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s NSTAR Share Certificate(s), be paid in cash the dollar amount specified by Section 1.8(c).

(d) All calculations to be performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(e) At the Effective Time, by virtue of the Merger and without any action on the part of Northeast Utilities, Merger Sub, NSTAR or any holder of shares thereof, all limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share of beneficial interest, par value $1.00 per share, of the Surviving Trust and shall constitute the only outstanding shares of beneficial interest of the Surviving Trust. From and after the Effective Time, all certificates representing the limited liability company interests of Merger Sub shall be deemed for all purposes to represent the number of shares of beneficial interest of the Surviving Trust into which they were converted in accordance with the immediately preceding sentence.

(f) At the effective time of the Subsequent Merger, and without any action on the part of Northeast Utilities, NSTAR, Acquisition Sub or any holder of shares thereof, all beneficial interest of the Surviving Trust issued and outstanding immediately prior to the effective time of the Subsequent Merger shall be cancelled and all the certificates representing the limited liability company interests of Acquisition Sub shall be converted into and become one limited liability company interest of the Surviving Company and shall constitute the only limited liability company interests of the Surviving Company. From and after the effective time of the Subsequent Merger, all certificates representing the limited liability company interests of Acquisition Sub shall be deemed for all purposes to represent the number of certificates of limited liability company interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(g) For purposes of this Agreement:

(i) “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, business trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity;

(ii) “GAAP” shall mean generally accepted accounting principles, as in effect in the United States of America;

(iii) “Governmental Entity” shall mean any federal, regional, state, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency, board or commission or other authority thereof;

(iv) “Person” shall mean any individual, Entity or Governmental Entity; and

(v) an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s directors, Trustees or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

Section 1.7    Closing of NSTAR’s Transfer Books.

At the Effective Time: (i) all NSTAR Common Shares (“Shares”) outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and (A) each certificate (a “NSTAR Share Certificate”) formerly representing any Share (other than an Excluded Share) and (B) each uncertificated Share (a “Book-Entry Share”) formerly representing any Share (other than an Excluded Share) shall represent only the right to receive Northeast Utilities Common Shares (and cash in lieu of any fractional share of Northeast Utilities Common Shares) as contemplated by Section 1.6 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.8 and all holders of NSTAR Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of NSTAR; and (ii) the stock transfer books of NSTAR shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares is presented to the Exchange Agent or to the Surviving Trust, the Surviving Company or Northeast Utilities, such NSTAR Share Certificate shall be canceled and shall be exchanged as provided in this Article I.

Section 1.8    Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Northeast Utilities and NSTAR shall mutually select a bank or trust company, which may be the transfer agent for the Northeast Utilities Common Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Northeast Utilities shall enter into an agreement with such bank or trust company which agreement shall be reasonably acceptable to NSTAR and shall provide that, at the Effective Time, Northeast Utilities shall deposit with the Exchange Agent all of the Northeast Utilities Common Shares issuable pursuant to this Article I. The Northeast Utilities Common Shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) As soon as practicable after the Effective Time, Northeast Utilities shall cause the Exchange Agent to mail to the record holders of NSTAR Share Certificates: (i) a letter of transmittal in customary form and containing such provisions as Northeast Utilities and NSTAR may reasonably specify (including a provision confirming that delivery of NSTAR Share Certificates shall be effected, and risk of loss and title to NSTAR Share Certificates shall pass, only upon delivery of such NSTAR Share Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of NSTAR Share Certificates in exchange for Northeast Utilities Common Shares, as provided in Section 1.6. Upon surrender of a NSTAR Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Northeast Utilities, (A) the holder of such NSTAR Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book-entry form representing the number of whole Northeast Utilities Common Shares that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of Northeast Utilities Common Shares) and (B) the NSTAR Share Certificate so surrendered shall be immediately canceled. Until surrendered as contemplated by this Section 1.8, each NSTAR Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Northeast Utilities Common Shares (and cash in lieu of any fractional share of Northeast Utilities Common Shares) as contemplated by this Article I and any distribution or dividend with respect to Northeast Utilities Common Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of NSTAR Common Shares that is not registered in the transfer records of NSTAR, a certificate representing the proper number of Northeast Utilities Common Shares may be issued to a Person other than the Person in whose name a NSTAR Share Certificate so surrendered is registered if such NSTAR Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Northeast Utilities Common Shares to a Person other than the registered holder of such NSTAR Share Certificate or establish to the satisfaction of Northeast Utilities that such Taxes have been paid or are not applicable. If any NSTAR Share Certificate shall have been lost, stolen or destroyed, Northeast Utilities may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Northeast Utilities Common Shares, require the owner of such lost, stolen or destroyed NSTAR Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Northeast Utilities may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Northeast Utilities, the Surviving Trust or the Surviving Company with respect to such NSTAR Share Certificate.

(c) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Northeast Utilities Common Shares delivered to the Exchange Agent pursuant to Section 1.8(a) representing the Merger Consideration over (B) the aggregate number of whole shares of Northeast Utilities Common Shares which would be distributed to all former holders of outstanding NSTAR Common Shares pursuant to Section 1.6 (such excess being herein called the “Northeast Utilities Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of NSTAR, sell the Northeast Utilities Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the “NYSE”), all in the manner provided in Section 1.8(c)(ii).

(i) The sale of the Northeast Utilities Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Northeast Utilities Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of NSTAR Share Certificates formerly representing NSTAR Common Shares, the Exchange Agent shall hold such proceeds in trust for holders of NSTAR Common Shares (the “NSTAR Common Shares Trust”). Northeast Utilities shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Northeast Utilities Excess Shares. The Exchange Agent shall determine the portion of the NSTAR Common Shares Trust to which each former holder of

NSTAR Common Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the NSTAR Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of NSTAR Common Shares is entitled (after taking into account all NSTAR Common Shares held as of immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of NSTAR Common Shares are entitled.

(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of NSTAR Share Certificates formerly representing NSTAR Common Shares with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of NSTAR Share Certificates formerly representing NSTAR Common Shares, subject to and in accordance with the terms of this Section 1.8.

(d) No dividends or other distributions declared or made with respect to Northeast Utilities Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered NSTAR Share Certificate with respect to the Northeast Utilities Common Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such NSTAR Share Certificate in accordance with this Section 1.8.

(e) Any portion of the Exchange Fund that remains undistributed to holders of NSTAR Share Certificates or Book-Entry Shares as of the date one (1) year after the Effective Time shall be delivered to Northeast Utilities upon demand, and any holders of NSTAR Share Certificates who have not theretofore surrendered their NSTAR Share Certificates to the Exchange Agent in accordance with this Section 1.8, and any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 1.9, shall thereafter look only to Northeast Utilities for satisfaction of their claims for Northeast Utilities Common Shares, cash in lieu of fractional shares of Northeast Utilities Common Shares and any dividends or distributions with respect to Northeast Utilities Common Shares, subject to applicable abandoned property law, escheat laws or similar Laws.

(f) Each of the Exchange Agent, Northeast Utilities, Merger Sub, Acquisition Sub, NSTAR, the Surviving Trust and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid or delivered to the Persons to whom such amounts would otherwise have been paid or delivered.

(g) Neither Northeast Utilities, the Surviving Trust nor the Surviving Company shall be liable to any holder or former holder of NSTAR Common Shares or to any other Person with respect to any Northeast Utilities Common Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any NSTAR Share Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Northeast Utilities Common Shares or any dividends or other distributions payable to the holder of such NSTAR Share Certificate would otherwise escheat to or become the property of any Governmental Entity), any Northeast Utilities Common Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such NSTAR Share Certificate shall, to the extent permitted by applicable Law, become the property of Northeast Utilities, free and clear of all claims or interest of any Person previously entitled thereto.

(h) For purposes of this Agreement, “Law” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Environmental Law.

(i) No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or any unpaid dividends or distributions payable to holders of NSTAR Common Shares.

Section 1.9    Book-Entry Shares.

Subject to applicable provisions of Section 1.8, Northeast Utilities, without any action on the part of any holder, will cause the Exchange Agent to (a) issue, as of the Effective Time, to each holder of Book-Entry Shares that number of uncertificated whole shares of Northeast Utilities Common Shares that the holder is entitled to receive pursuant to this Article I and cancel such Book-Entry Shares and (b) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of the holder’s Book-Entry Shares pursuant to Section 1.6(c). Northeast Utilities will also cause the Exchange Agent to mail to each such holder materials (in a form to be reasonably agreed by Northeast Utilities and NSTAR prior to the Effective Time) advising the holder of the effectiveness of the Merger and the conversion of the holder’s Book-Entry Shares pursuant to the Merger.

Section 1.10    Further Action.

If, at any time after the Effective Time, any further action is determined by Northeast Utilities to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and NSTAR, the sole member and managers of the Surviving Company and the officers and trustees of Northeast Utilities shall be fully authorized (in the name of Merger Sub, in the name of NSTAR and otherwise) to take such action. Northeast Utilities, Merger Sub and the Surviving Company also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to NSTAR Shareholders and issues certificates or evidence of shares in book-entry form representing Northeast Utilities Common Shares to such shareholders in accordance with Section 1.8 and Section 1.9.

Section 1.11    Post-Merger Operations; Transition Committee.

(a) From and after the Effective Time, Northeast Utilities shall have dual headquarters in Hartford, Connecticut and Boston, Massachusetts.

(b) Northeast Utilities and NSTAR each agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the Effective Time, Northeast Utilities intends to continue to provide charitable contributions and community support within the service areas of Northeast Utilities and NSTAR, and each of their respective subsidiaries in each service area, at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by Northeast Utilities and NSTAR within their respective service areas during the two-year period immediately prior to the Effective Time.

(c) As soon as practicable after the date hereof, the parties shall create a special transition committee (the “Transition Committee”) that shall be co-chaired by the Chief Executive Officer of Northeast Utilities and the Chief Executive Officer of NSTAR and shall be composed of such chief executive officers and such other designees of Northeast Utilities and such other designees of NSTAR, as the Chief Executive Officers may mutually agree. After the date hereof and prior to the Effective Time, the Transition Committee shall have responsibility for coordinating and directing the efforts of the parties with respect to integrating the businesses of Northeast Utilities and NSTAR after the Effective Time, subject to applicable law.

Section 1.12    Tax Treatment. For U.S. federal income tax purposes, it is intended that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement will constitute a “plan of reorganization” for purposes of Sections 368, 354 and 361 of the Code, and Northeast Utilities and NSTAR will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Section 1.13    Names. At the Effective Time of the Subsequent Merger, the Surviving Company’s name shall be changed to “NSTAR LLC” and the name of Northeast Utilities shall remain “Northeast Utilities.”

Section 1.14    Alternative Structures.

The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, as long as any such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VI to not be capable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect any of the parties hereto or either of the parties’ shareholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NSTAR

Except as disclosed in (a) the NSTAR SEC Documents furnished or filed prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where it is reasonably apparent on its face that such disclosure is applicable to the representation or (b) the disclosure letter delivered by NSTAR to Northeast Utilities and Merger Sub prior to the execution and delivery of this Agreement (the “NSTAR Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), NSTAR represents and warrants to Northeast Utilities, Merger Sub and Acquisition Sub as follows:

Section 2.1    Due Organization; Subsidiaries.

(a) (i) NSTAR is a voluntary association with transferable shares organized and existing under and by virtue of M.G.L. c. 182, (ii) each of NSTAR’s Subsidiaries is a corporation, limited liability company, or trust duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (iii) each of NSTAR and each NSTAR Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. NSTAR has delivered or made available to Northeast Utilities accurate and complete copies of the declaration of trust and bylaws (or similar organizational documents) of NSTAR and each of its Subsidiaries (collectively, the “NSTAR Organization Documents”).

(b) Section 2.1(b) of the NSTAR Disclosure Letter lists each Subsidiary of NSTAR and its jurisdiction of organization. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of NSTAR have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of NSTAR are owned by NSTAR, by one or more Subsidiaries of NSTAR or by NSTAR and one or more Subsidiaries of NSTAR, in each case free and clear of all Encumbrances. Except for the capital stock and other ownership interests of its Subsidiaries, neither NSTAR nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any other Person.

(c) For purposes of this Agreement, a “NSTAR Material Adverse Effect” means a material adverse event, change, effect, state of facts, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of NSTAR and its Subsidiaries, taken as a whole, other than any event, change, effect, state of facts, development, condition or occurrence: (i) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which NSTAR or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems, (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (D) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (E) any taking of any action at the written request of Northeast Utilities, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof (except to the extent materially disproportionately affecting NSTAR and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which NSTAR and its Subsidiaries operate), (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (except to the extent materially disproportionately affecting NSTAR and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which NSTAR and its Subsidiaries operate), (I) any changes in the share price or trading volume of the NSTAR Common Shares or in NSTAR’s credit rating, or the failure of NSTAR to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has resulted in a NSTAR Material Adverse Effect) or (J) any changes or developments in connection with the transmission services agreement and related transactions between H.Q. Hydro Renewable Energy, Inc., a subsidiary of Hydro-Québec, and Northern Pass Transmission LLC, a joint venture between NSTAR and Northeast Utilities; provided, however, that clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 2.5(b).

Section 2.2    Authority; Binding Nature of Agreement.

(a) NSTAR has the legal capacity, power and authority (including full corporate or similar power and authority) to enter into and to perform its obligations under this Agreement and, subject to the receipt of NSTAR Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by NSTAR and the consummation by NSTAR of the Merger and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of NSTAR (other than, with respect to the Merger, the receipt of NSTAR Shareholder Approval).

(b) NSTAR’s Board of Trustees has (i) determined that the Merger is in the best interests of, and is advisable to, NSTAR and the NSTAR Shareholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to make the NSTAR Recommendation. Except in connection with a NSTAR Adverse Recommendation Change in accordance with Section 5.4, such resolutions of NSTAR’s Board of Trustees have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by NSTAR and constitutes the legal, valid and binding obligation of NSTAR, enforceable against NSTAR in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 2.3    Vote Required.

The affirmative vote of the holders of two-thirds of the NSTAR Common Shares outstanding and entitled to vote on the record date for the NSTAR Shareholders’ Meeting (the “NSTAR Shareholder Approval”) is the only vote of the holders of any class or series of NSTAR’s shares of beneficial interests necessary to adopt this Agreement and otherwise approve and consummate the Merger and the other transactions contemplated by this Agreement as set forth herein.

Section 2.4    Capitalization.

(a) The authorized shares of beneficial interest of NSTAR consists of 200,000,000 NSTAR Common Shares, $1.00 par value and 10,000,000 shares of blank check preferred shares (“NSTAR Preferred Shares”). As of the date of this Agreement, (i) 103,586,727 NSTAR Common Shares are issued and outstanding, (ii) 3,221,649 NSTAR Common Shares are held in NSTAR’s treasury, (iii) no NSTAR Common Shares are held by any Subsidiary of NSTAR, (iv) 3,179,007 NSTAR Common Shares are issuable pursuant to outstanding awards granted under stock-based compensation or stock-based incentive plans of NSTAR (“NSTAR Share Plans”), of which, 2,239,500 shares are issuable upon exercise of NSTAR Share Options, 558,936 NSTAR Deferred Common Shares have been granted and 380,571 NSTAR Performance Share Units have been granted at the assumed maximum payout, all net of cancellations or re-captured grants, (v) 1,263,993 shares are reserved for the grant of additional awards under NSTAR Share Plans, and (vi) no NSTAR Preferred Shares are issued, reserved for issuance or outstanding. All of the outstanding NSTAR Common Shares have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all NSTAR Common Shares which may be issued pursuant to the exercise or vesting of NSTAR RSUs and NSTAR Share Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in clause (iv) of this Section 2.4(a), there are not any phantom shares or other contractual rights the value of which is determined in whole or in part by the value of any shares of beneficial interest of NSTAR and there are not any outstanding share appreciation rights with respect to the shares of beneficial interest of NSTAR. Other than NSTAR Common Shares and NSTAR Preferred Shares, there are no other authorized classes of beneficial interests of NSTAR. For purposes of this Agreement, “NSTAR RSUs” shall mean each stock-based or incentive compensation award, including dividend equivalent rights under the NSTAR Share Plans, exclusive of NSTAR Share Options.

(b) There are no voting trusts or other agreements or understandings to which NSTAR, any of its Subsidiaries or any of their respective executive officers or Trustees is a party with respect to the voting of NSTAR Common Shares or the shares of beneficial interest or other equity interests of any Subsidiary of NSTAR.

(c) Except for the options to purchase NSTAR Common Shares that have been granted under the NSTAR Share Plans and NSTAR RSUs, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which NSTAR or any of its Subsidiaries is a party obligating NSTAR or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of NSTAR or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of NSTAR. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which NSTAR or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of NSTAR or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements. Each stock option issued with respect to NSTAR Common Shares was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of NSTAR Common Shares on the date of grant.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of NSTAR or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of NSTAR or any Subsidiary of NSTAR may vote.

Section 2.5    Governmental Filings; No Violations.

(a) Other than the filings, notices, waiting periods and/or approvals required by (i) Section 1.3, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (iii) the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act, as amended (the “Federal Power Act”), (iv) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (v) the NYSE rules and regulations, (vi) the Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”), (vii) any pre-approvals of license transfers by the Federal Communications Commission, (viii) the Massachusetts Department of Public Utilities, and (ix) any pre-approvals required by any other applicable state regulatory agencies or commissions (collectively, the “NSTAR Regulatory Approvals”), no consent, approval, Order, license, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to NSTAR or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the performance by NSTAR of its obligations under this Agreement and the consummation by NSTAR of the Merger and the other transactions contemplated hereby, except those the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

(b) The execution and delivery of this Agreement by NSTAR do not, and the consummation of the Merger and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the NSTAR Organization Documents or similar governing documents of any Subsidiary of NSTAR, (ii) subject to obtaining the NSTAR Regulatory Approvals and NSTAR Shareholder Approval, violate or conflict with any Laws or any Order applicable to NSTAR or any of its Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section 2.5(b) of the NSTAR Disclosure Letter, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the assets of NSTAR or any of its Subsidiaries pursuant to any provisions of any material note, bond, mortgage, indenture, deed of trust, Permit, concession, Contract, lease or other instrument, obligation or agreement of any kind to which NSTAR or any of its Subsidiaries is now a party or by which it or any of its assets may be bound, or trigger any buy-sell or similar agreements, or (iv) result in the creation of any Encumbrance upon any of the material properties or assets of NSTAR or any of its Subsidiaries (including Northeast Utilities and its Subsidiaries following the Merger) except, in the case of clauses (ii), (iii) and (iv) for any breach, violation, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

(c) For purposes of this Agreement:

(i) “Affiliate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act, as amended.

(ii) “Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

(iii) “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or preemptive right (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), in each such case whether arising by Contract or by operation of law, other than any Permitted Encumbrance; and

(iv) “Permit” shall mean any franchise, grant, authorization, license, establishment registration, product listing, permit, easement, variance, exception, consent, certificate, clearance, approval or order of any Governmental Entity.

(v) “Permitted Encumbrance” shall mean (A) any liens for Taxes, assessments and governmental charges or levies not yet due and payable or due but not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (B) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens incurred in the ordinary course of business, (C) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (D) easements, rights-of-way, restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the use or materially detract from the value of the property subject thereto, (E) any Encumbrance which is disclosed on the most recent consolidated balance sheet of NSTAR or Northeast Utilities, as the case may be, or notes thereto or securing liabilities reflected on such balance sheet, (F) any Encumbrance incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of NSTAR or Northeast Utilities, as the case may be, or (G) any Encumbrance which would not, individually or in the aggregate, reasonably be expected to materially affect the use of the assets subject thereto in the business of NSTAR or Northeast Utilities, as the case may be, or any of their respective Subsidiaries or otherwise impair the business operations of NSTAR or Northeast Utilities, as the case may be, or any of their respective Subsidiaries as currently conducted.

Section 2.6    SEC Filings; Financial Statements; Utility Reports.

(a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) by NSTAR or its Subsidiaries since December 31, 2009 (the “NSTAR SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the NSTAR SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act (as the case may be), and the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), each as in effect on the date so filed or furnished, and (ii) none of the NSTAR SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The NSTAR SEC Documents include all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder, and such certifications and statements contain no qualifications or exceptions to the matters certified or stated therein and have not been modified or withdrawn.

(c) The financial statements (including related notes, if any) contained in the NSTAR SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of NSTAR and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of NSTAR and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “NSTAR Balance Sheet” means that audited consolidated balance sheet of NSTAR and its consolidated Subsidiaries as of December 31, 2009 set forth in NSTAR’s Annual Report on Form 10-K filed with the SEC on February 5, 2010 and the “NSTAR Balance Sheet Date” means December 31, 2009.

(d) NSTAR has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. NSTAR (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by NSTAR in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NSTAR’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to NSTAR’s auditors and the audit committee of the NSTAR Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect NSTAR’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NSTAR’s internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any NSTAR SEC Document has been so disclosed.

(e) Since the NSTAR Balance Sheet Date, (i) neither NSTAR nor any of its Subsidiaries nor, to the knowledge of NSTAR, any Trustee, member of the board of directors, officer, employee, auditor, accountant or representative of NSTAR or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NSTAR or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NSTAR or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of NSTAR, no attorney representing NSTAR or any of its Subsidiaries, whether or not employed by NSTAR or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by NSTAR or any of its officers, Trustees, employees or agents to the Trustees of NSTAR or any committee thereof or to any Trustee or executive officer of NSTAR.

(f) None of NSTAR’s Subsidiaries is, or has, at any time since December 31, 2007 been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. NSTAR is not, and at the Effective Time will not be, an “ineligible issuer” as defined in Rule 405 of the Securities Act.

(g) Since December 31, 2009, each of NSTAR and its Subsidiaries has filed with the Department of Energy (“DOE”), FERC, NRC, SEC, or the appropriate state public utilities commission, as the case may be, all documents required to be filed by it under the 2005 Energy Policy Act (“EP Act 2005”), the Federal Power Act, the Atomic Energy Act and applicable state public utility laws and regulations, except for filings the failure of which to make would not reasonably expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

Section 2.7    Absence of Changes.

Since the NSTAR Balance Sheet Date, (a) NSTAR and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner since such date and (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

Section 2.8    Absence of Undisclosed Liabilities.

Since the NSTAR Balance Sheet Date, neither NSTAR nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in NSTAR’s consolidated balance sheets (or disclosed in the notes thereto) included in the NSTAR SEC Documents, (b) liabilities that have been incurred by NSTAR or any Subsidiary since the NSTAR Balance Sheet Date in the ordinary course of business consistent with prior practice, (c) liabilities incurred in connection with the transactions contemplated by this Agreement, and (d) liabilities which would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. Neither NSTAR nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among NSTAR and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, NSTAR or any of its Subsidiaries, in NSTAR’s consolidated financial statements or the NSTAR SEC Documents.

Section 2.9    Compliance with Laws; Regulation.

(a) The businesses of each of NSTAR and its Subsidiaries are being, and since December 31, 2009, have been conducted in compliance with all applicable Laws (other than Tax Laws, labor and employment Laws and Environmental Laws, which are covered solely by Section 2.11, Section 2.12 and Section 2.13, respectively), except for instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a NSTAR Material Adverse Effect. Since December 31, 2009, neither NSTAR nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

(b) Each of NSTAR and its Subsidiaries is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section 2.13) necessary for it to own, lease and operate its respective properties or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (the “NSTAR Permits”), and, as of the date of this Agreement, all such NSTAR Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by NSTAR of any of the NSTAR Permits is pending or, to the knowledge of NSTAR, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the NSTAR Permits would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. NSTAR and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the NSTAR Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a NSTAR Material Adverse Effect.

(c) Section 2.9(c) of the NSTAR Disclosure Letter lists each Subsidiary of NSTAR that is regulated as a public utility by the FERC. Neither NSTAR nor any of its Subsidiaries is classified as an “Exempt Wholesale Generator” under the Public Utility Holding Act of 2005, as amended (“PUHCA 2005”).

(d) Each of NSTAR, its Subsidiaries and their respective Trustees, members of the board of directors and officers is in compliance in all material respects with (i) the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act, (ii) the listing and corporate governance rules and regulations of the NYSE, and (iii) the rules and regulations of the regional transmission organization of which it is a member, in each case in clauses (i), (ii) and (iii) as such provisions, rules and regulations are applicable to such Person. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of SOX, neither NSTAR nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or Trustee of NSTAR or any officer or member of the board of directors of its Subsidiaries.

Section 2.10    Material Contracts.

(a) All material Contracts, including amendments thereto, required to be filed as an exhibit to any report of NSTAR filed pursuant to the Exchange Act of the type described in Item 601(b) of Regulation S-K under the Exchange Act have been so filed, and, as of the date hereof, no such Contract has been amended or modified since the date so filed.

(b) Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 2.10(b) of the NSTAR Disclosure Letter sets forth a correct and complete list, and NSTAR has made available to Northeast Utilities correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of any Contract to which NSTAR or any of the Subsidiaries of NSTAR is a party or bound as of the date hereof:

(i) that is any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which NSTAR or its Subsidiaries (or, after the Effective Time, Northeast Utilities or its Subsidiaries) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of NSTAR or its Subsidiaries (or, after the Effective Time, Northeast Utilities or its Subsidiaries) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (C) is a material Contract that grants “most favored nation” status that, following the Effective Time, would apply to Northeast Utilities or its Subsidiaries, including NSTAR and its Subsidiaries or (D) prohibits or limits, in any material respect, the right of NSTAR or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights; or

(ii) under which NSTAR or any NSTAR Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $50 million individually or in the aggregate (except for such indebtedness between NSTAR and its Subsidiaries or between such Subsidiaries or guaranties by NSTAR of indebtedness of NSTAR and of its Subsidiaries or by any NSTAR Subsidiary of indebtedness of NSTAR or of another Subsidiary of NSTAR).

(c) The material Contracts described in clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “NSTAR Material Contracts.”

(d) Each NSTAR Material Contract is valid and binding on NSTAR or a Subsidiary of NSTAR, as the case may be, and, to the knowledge of NSTAR, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect, in each case subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(e) Neither NSTAR nor any of its Subsidiaries is in breach of, or default under the terms of, and, to the knowledge of NSTAR, no other party to any NSTAR Material Contract is in breach of, or default under the terms of, any NSTAR Material Contract, nor is any event of default (or similar term) continuing under any NSTAR Material Contract, and, to the knowledge of NSTAR, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any NSTAR Material Contract, in each case where such breach, default or event of default would reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

(f) All NSTAR Material Contracts, to which NSTAR or any of its Subsidiaries is a party, have been approved or reviewed by the appropriate regulatory authority to the extent such approval or review is required, except where such failure to obtain such approval or review that would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

Section 2.11    Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect:

(i) all Tax Returns required to be filed by NSTAR or any of its Subsidiaries have been timely filed, all such Tax Returns were true, correct and complete in all respects, and all such Tax Returns filed on or before December 31, 2006 have been examined by the appropriate Taxing Authority or the periods for assessment of the Taxes in respect of which such Tax Returns were required to be filed have expired;

(ii) all Taxes required to be paid or withheld by NSTAR or any of its Subsidiaries have been timely paid or withheld;

(iii) there are no liens for Taxes on the assets of NSTAR or any of its Subsidiaries other than Permitted Encumbrances;

(iv) no deficiency for Taxes has been proposed, assessed or asserted in writing against NSTAR or any of its Subsidiaries other than those that have been paid in full, that are being contested in good faith, or for which there are adequate accruals or reserves in accordance with GAAP on the financial statements included in the NSTAR SEC Documents;

(v) the financial statements included in the NSTAR SEC Documents reflect adequate accruals and reserves in accordance with GAAP for all Taxes payable by NSTAR and its Subsidiaries for all taxable periods (and portions thereof) through the dates of such financial statements;

(vi) no Taxes of NSTAR or any of its Subsidiaries are being contested and there are no audits, claims, assessments, levies, or administrative or judicial proceedings regarding Taxes pending or proposed in writing against NSTAR or any of its Subsidiaries;

(vii) within the past two (2) years or otherwise as part of a plan that includes the Combination, neither NSTAR nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code;

(viii) neither NSTAR nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction) in any taxable period for which an audit by the Internal Revenue Service has not yet closed;

(ix) no Subsidiary of NSTAR (A) has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which NSTAR was the common parent) or (B) has any liability for the Taxes of any Person (other than NSTAR or another Subsidiary of NSTAR) arising under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor;

(x) at the Effective Time, except for arrangements, understandings or agreements entered into in the ordinary course of business, neither NSTAR nor any of its Subsidiaries will be a party to, have any obligation under, or be bound by any Tax allocation, Tax sharing, Tax indemnity or similar arrangement, understanding or agreement pursuant to which it will have any potential liability to any Person (other than NSTAR or any of its Subsidiaries) after the Effective Time; it being understood that for the purposes of this Section 2.11(a)(x), commercially reasonable agreements providing for the allocation or payment of real property Taxes with respect to real property leased or occupied by NSTAR or any of its Subsidiaries, and commercially reasonable agreements providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by NSTAR or any of its Subsidiaries in the ordinary course of business, shall be disregarded; and

(xi) neither NSTAR nor any of its Subsidiaries has agreed to extend or waive the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of NSTAR or any of its Subsidiaries.

(b) Neither NSTAR nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that will prevent, or would reasonably be expected to prevent, the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) For purposes of this Agreement: (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (ii) “Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; (iii) “Tax Return” means any return, report or similar filing (including any attachments or schedules thereto, and any amendment thereof) required to be filed with a Taxing Authority with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes; and (iv) “Treasury Regulations” means the regulations promulgated under the Code.

Section 2.12    Employee and Labor Matters; Benefit Plans.

(a) Set forth in Section 2.12(a) of the NSTAR Disclosure Letter is a list of each employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each employee welfare benefit plan (as defined in Section 3(1) of ERISA), and any other material pension, bonus, commission, stock option, stock purchase, incentive, profit sharing, deferred compensation, or other material employee benefit plan, employment, executive compensation, termination, change in control severance agreement or other individual agreement, in each case that NSTAR or any of its Subsidiaries or any other Entity (whether or not incorporated) which is treated as a single employer together with NSTAR or any of its Subsidiaries within the meaning of Section 4001(b) of ERISA (each a “NSTAR ERISA Affiliate”) maintains, sponsors or is a party to or to which it has any obligation to make, now or in the future, contributions (all such plans, programs, Contracts or policies as described in this Section 2.12(a) shall be collectively referred to as the “NSTAR Employee Plans”).

(b) (i) None of the NSTAR Employee Plans, and neither NSTAR nor any NSTAR ERISA Affiliate, promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any former or current employee or service provider of NSTAR or a NSTAR ERISA Affiliate (other than continuation coverage to the extent required by Law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or otherwise); (ii) none of the NSTAR Employee Plans is, or within the past five (5) plan years has been, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA; (iii) all NSTAR Employee Plans have been established and maintained in substantial compliance with their terms and all applicable Laws; (iv) each NSTAR Employee Plan subject to Section 409A of the Code has been maintained in substantial compliance with such provision; (v) each NSTAR Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code, or has time remaining under applicable Law to seek such a determination, and to NSTAR’s knowledge nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (vi) no liability under Title IV of ERISA has been incurred by NSTAR or any NSTAR ERISA Affiliate that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by NSTAR, any of its Subsidiaries or any NSTAR ERISA Affiliate of a liability under Title IV of ERISA (other than for the timely payment of Pension Benefit Guaranty Corporation (“PBGC”) insurance premiums); (vii) no NSTAR Employee Plan that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (viii) all material contributions required to be made with respect to any NSTAR Employee Plan on or before the date hereof have been made and all obligations in respect of each NSTAR Employee Plan as of the date hereof have been accrued and reflected in the NSTAR financial statements to the extent required by GAAP; (ix) there are no pending or, to the best of NSTAR’s knowledge, threatened claims with respect to a NSTAR Employee Plan (other than claims for benefits in the ordinary course); (x) no NSTAR Employee Plan is the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary, compliance, self-correction or similar program, and (xi) no NSTAR Employee Plan is maintained for the benefit of employees outside of the United States.

(c) Except as otherwise provided in this Agreement neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation, payments or benefits or an acceleration of timing of vesting or payment of any benefits, payments or compensation payable in respect of any former or current employee, officer, member of the board of directors or Trustee of NSTAR or any of its Subsidiaries or (ii) cause or result in an increase in the liabilities of NSTAR, Northeast Utilities, the Surviving Company or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer, member of the board of directors or Trustee of NSTAR or any of its Subsidiaries. No NSTAR Employee Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.

(d) Section 2.12(d) of the NSTAR Disclosure Letter lists: (i) all collective bargaining agreements or other agreements with any union or other labor organization, in each case to which NSTAR or any of its Subsidiaries is a party or otherwise bound or that NSTAR or any of its Subsidiaries is in the process of negotiating (collectively, the “NSTAR Labor Agreements”), and (ii) all unions or other labor organizations which to the knowledge of NSTAR represent any employees of NSTAR or any of its Subsidiaries. NSTAR has made available to Northeast Utilities true and complete copies of each such NSTAR Labor Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a NSTAR Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not violate, or give rise to any liability by NSTAR, Northeast Utilities, the Surviving Company or any of their respective Subsidiaries under, any NSTAR Labor Agreement.

(e) To the knowledge of NSTAR there is not now in existence, nor has there been since three (3) years prior to the date of this Agreement, any pending or written threat of any: (i) strike, slowdown, stoppage, picketing or lockout involving a union or other labor organization with respect to employees of NSTAR or its Subsidiaries; or (ii) labor-related demand for representation or written petition for certification as collective bargaining representative of any employees of NSTAR or its Subsidiaries. There is not now in existence any pending, or to the knowledge of NSTAR threatened, Legal Proceeding, whether brought by a labor organization, union, a Governmental Entity or any other Person, alleging or involving any violation of any employment-related, labor-related or benefits-related Law, labor contract, employment agreement or the NSTAR Labor Agreement against, in respect of or relating to NSTAR, any of its Subsidiaries or any NSTAR Employee Plan,

including claims arising under any such Law, labor contract, employment agreement or the NSTAR Labor Agreement by any Person; in each case except for such Legal Proceedings which have not had, or would not be reasonably expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. To NSTAR’s knowledge, the relations between NSTAR and its Subsidiaries, on the one hand, and each of their respective employees and the unions or other labor organizations representing any such employees, on the other hand, are satisfactory.

(f) Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect: (i) NSTAR and its Subsidiaries are, and since December 31, 2008 have been, in compliance with all applicable state, federal and local laws respecting labor and employment, including all laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither NSTAR nor any of its Subsidiaries has any liability under the Worker Adjustment and Retraining Act (the “WARN Act”) or any state or local laws requiring notice with respect to such layoffs or plant closings.

(g) To NSTAR’s knowledge, no current or former employee of NSTAR or any of its Subsidiaries is in violation in any material respect, or has, to the knowledge of NSTAR, threatened a violation in any material respect of any term or provision of any employment Contract, confidentiality or other proprietary information disclosure contract arising out of or relating to such Person’s current or former employment or engagement by NSTAR or any of its Subsidiaries.

(h) To NSTAR’s knowledge, none of NSTAR’s or its Subsidiaries’ employment, labor, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of NSTAR or any of its Subsidiaries are currently being audited or investigated by any Governmental Entity.

(i) Neither NSTAR nor any of its Subsidiaries has any employees employed outside of the United States.

Section 2.13    Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect:

(i) there is no pending or, to the knowledge of NSTAR, threatened, claim, lawsuit, administrative proceeding or investigation against NSTAR or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither NSTAR nor any of its Subsidiaries has received written notice from any person, including any Governmental Entity, alleging that NSTAR has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(ii) NSTAR and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits required under Environmental Laws for the conduct of their business or the operation of their facilities;

(iii) NSTAR and its Subsidiaries have all material Environmental Permits required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental Law, all such Environmental Permits are in effect, and, to the knowledge of NSTAR, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;

(iv) to the knowledge of NSTAR, there has been no Release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by NSTAR or any Subsidiary, or any predecessor of NSTAR or any subsidiary, in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability for NSTAR or any of its Subsidiaries under any Environmental Laws or (B) would require reporting, investigation, remediation, or other corrective or response action by NSTAR or any Subsidiary under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or responsive action by NSTAR or any Subsidiary;

(v) neither NSTAR nor any Subsidiary is a party to any Order, judgment or decree that imposes any obligations under any Environmental Law and, to the knowledge of NSTAR, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person; and

(vi) neither NSTAR nor any Subsidiary is a party to any agreement pursuant to which it has assumed or accepted liability pursuant to applicable Environmental Law, or agreed to indemnify any third party, including with respect to the off-site or on-site disposal of Hazardous Materials, and to the knowledge of NSTAR, neither NSTAR nor any of its Subsidiaries is liable, by agreement or operation of Law, for any other person’s liabilities pursuant to applicable Environmental Law.

(b) This Section 2.13 contains the sole and exclusive representations and warranties of NSTAR and its Subsidiaries pertaining to environmental matters, Environmental Law, and Hazardous Materials.

(c) For purposes of this Agreement:

(i) “Cleanup” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment;

(ii) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by NSTAR or Northeast Utilities, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

(iii) “Environmental Law” shall mean all federal, state, local, and foreign laws, regulations, Orders, decrees, permits, licenses, certifications, authorizations or common law requirements relating to pollution or protection of human health or the environment, including, without limitation, Laws or common law relating to exposure to or Releases or threatened Releases of Hazardous Materials or otherwise relating to the treatment, storage, Release, transport, disposal or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources;

(iv) “Environmental Permits” means Permits required pursuant to applicable Environmental Laws;

(v) “Hazardous Materials” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; and

(vi) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

Section 2.14    Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding (other than Legal Proceedings involving Tax matters, employee and labor matters or environmental matters, which are covered solely by Sections 2.11, 2.12 and 2.13, respectively) and, within the past twelve (12) months, to the knowledge of NSTAR, no Person has threatened to commence any Legal Proceeding (other than Legal Proceedings involving Tax matters, employee and labor matters or environmental matters, which are covered solely by Sections 2.11, 2.12 and 2.13, respectively), against NSTAR or any of its Subsidiaries or any of the assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. There is no Order to which NSTAR or any of its Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

(b) For purposes of this Agreement:

(i) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Person, any court or other Governmental Entity or any arbitrator or arbitration panel, or any union or other labor organization (excluding grievances filed pursuant to a NSTAR Labor Agreement or Northeast Utilities Labor Agreement, as the case may be, where the grievance was resolved, withdrawn or not pursued prior to arbitration being demanded); and

(ii) “Order” shall mean any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Legal Proceeding.

Section 2.15    Real Property.

(a) Each of NSTAR and its Subsidiaries has (i) good, valid and insurable fee simple title or (ii) good and valid leasehold interest in and to each parcel of real property owned (the “NSTAR Owned Property”) or leased (the “NSTAR Leased Property”), as applicable, by NSTAR or any of its Subsidiaries, subject to any Permitted Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a NSTAR Material Adverse Effect.

(b) Other than as would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect, the NSTAR Owned Property is not subject to any existing or threatened Legal Proceedings or physical defects or conditions affecting any NSTAR Owned Property.

(c) Other than as would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect, (i) each lease or similar agreement for a NSTAR Leased Property (a “NSTAR Lease”) is in full force and effect and enforceable in accordance with its terms, and (ii) NSTAR or its relevant Subsidiary and, to NSTAR’s knowledge, the other party to the NSTAR Lease are not in breach or default under such NSTAR Lease.

Section 2.16    Intellectual Property.

(a) Each of NSTAR and its Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances, all Intellectual Property used or held for use in, or necessary to conduct, the business of NSTAR and the Subsidiaries of NSTAR as currently conducted, except where the failure to possess such ownership or valid rights to use would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect. The conduct of the business of NSTAR and each of the Subsidiaries of NSTAR does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party except where such infringement, misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect, and to NSTAR’s knowledge no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of NSTAR or any NSTAR Subsidiary, except where such infringement, misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect.

(b) For purposes of this Agreement, “Intellectual Property” shall mean (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) all rights in the foregoing and in other similar intangible assets, and (viii) all applications and registrations for the foregoing.

Section 2.17    Insurance.

Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a NSTAR Material Adverse Effect, from December 31, 2009 through the date of this Agreement, each of NSTAR and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by NSTAR and its Subsidiaries during such time period. Neither NSTAR nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of NSTAR or any of its Subsidiaries, except as would not be reasonably expected to have a NSTAR Material Adverse Effect.

Section 2.18    Trading.

Neither NSTAR nor any Subsidiary or Affiliate of NSTAR engages in any material trading with respect to physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions.

Section 2.19    Regulation as a Utility.

Neither NSTAR nor any Subsidiary or Affiliate of NSTAR is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than the Commonwealth of Massachusetts or any foreign country. NSTAR is a public utility holding company as defined by PUHCA 2005 and applicable FERC orders.

Section 2.20    Information to be Supplied.

None of the information supplied or to be supplied by or on behalf of NSTAR for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the NSTAR Shareholders, or at the time of the NSTAR Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the NSTAR Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, NSTAR makes no representation or warranty with respect to any information supplied by or to be supplied by Northeast Utilities, Merger Sub or Acquisition Sub that is included or incorporated by reference in the foregoing documents.

Section 2.21    Takeover Statutes.

(a) Except with respect to Section 56 of the NSTAR declaration of trust and as required by M.G.L.c.164 Section 96, the approval by the Board of Trustees of NSTAR referred to in Section 2.2(b) constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the M.G.L. and represents the only action necessary to ensure that any “business combination” (as defined in the M.G.L.) (to the extent applicable) or any other applicable provisions of any Massachusetts law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. Except with respect to Section 56 of the NSTAR declaration of trust and as required by M.G.L. c. 164 Section 96, to the knowledge of NSTAR, no other Takeover Laws or any anti-takeover provision in the NSTAR Organization Documents are, or at the Effective Time will be, applicable to NSTAR, the Merger, this Agreement or any of the transactions contemplated hereby and thereby.

(b) For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” “Business Combination Statute or Regulation” or other similar state antitakeover laws and regulations.

Section 2.22    Financial Advisors.

Except for Goldman, Sachs & Co. and Lexicon Partners (US) LLC (the fees and expenses of which will be paid by NSTAR and are reflected in the respective agreements between such financial advisors and NSTAR), neither NSTAR nor any of its Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. NSTAR has furnished to Northeast Utilities accurate and complete copies of its agreements with Goldman, Sachs & Co. and Lexicon Partners (US) LLC.

Section 2.23    Opinions of Financial Advisors.

NSTAR’s Board of Trustees has received the opinions of Goldman, Sachs & Co. and Lexicon Partners (US) LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of NSTAR Common Shares. NSTAR shall, promptly following receipt of said opinions in written form, furnish an accurate and complete copy of said opinions to Northeast Utilities solely for informational purposes.

Section 2.24    No Additional Representations.

Except for those representations and warranties expressly set forth in this Article II and except as otherwise expressly set forth in this Agreement, neither NSTAR nor any of its Subsidiaries or other Person acting on behalf of NSTAR makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither NSTAR nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, Northeast Utilities, Merger Sub or Acquisition Sub or their affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of NSTAR and its Subsidiaries or the future business and operations of NSTAR and its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTHEAST UTILITIES, MERGER

SUB AND ACQUISITION SUB

Except as disclosed in (a) the Northeast Utilities SEC Documents furnished or filed prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where it is reasonably apparent on its face that such disclosure is applicable to the representation or (b) the disclosure letter delivered by Northeast Utilities to NSTAR prior to the execution and delivery of this Agreement (the “Northeast Utilities Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Northeast Utilities represents and warrants to NSTAR as follows:

Section 3.1    Due Organization; Subsidiaries.

(a) (i) Northeast Utilities is a voluntary association with transferable shares organized and existing under and by virtue of M.G.L. c. 182, (ii) each of Northeast Utilities’ Subsidiaries is a corporation, limited liability company, or trust duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (iii) each of Northeast Utilities and each Northeast Utilities Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. Northeast Utilities has delivered or made available to NSTAR an accurate and complete copy of the declaration of trust (or similar organizational documents) of Northeast Utilities and each of its Subsidiaries (collectively, the “Northeast Utilities Organization Documents”).

(b) Section 3.1(b) of the Northeast Utilities Disclosure Letter lists each Subsidiary of Northeast Utilities and its jurisdiction of organization. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of Northeast Utilities have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of Northeast Utilities are owned by Northeast Utilities, by one or more Subsidiaries of Northeast Utilities or by Northeast Utilities and one or more Subsidiaries of Northeast Utilities, in each case free and clear of all Encumbrances. Except for the capital stock and other ownership interests of its Subsidiaries, neither Northeast Utilities nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any other Person.

(c) For purposes of this Agreement a “Northeast Utilities Material Adverse Effect” means a material adverse event, change, effect, state of facts, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of Northeast Utilities and its Subsidiaries, taken as a whole, other than any event, change, effect, state of facts, development, condition or occurrence: (i) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which Northeast Utilities or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems, (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (D) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (E) any taking of any action at the written request of NSTAR, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof (except to the extent materially disproportionately affecting Northeast Utilities and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Northeast Utilities and its Subsidiaries operate), (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (except to the extent materially disproportionately affecting Northeast Utilities and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Northeast Utilities and its Subsidiaries operate), (I) any changes in the share price or trading volume of the Northeast Utilities Common Shares or in Northeast Utilities’ credit rating, or the failure of Northeast Utilities to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has resulted in a Northeast Utilities Material Adverse Effect) or (J) any changes or developments in connection with the transmission services agreement and related transactions between H.Q. Hydro Renewable Energy, Inc., a subsidiary of Hydro-Québec, and Northern Pass Transmission LLC, a joint venture between NSTAR and Northeast Utilities; provided, however, that clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 3.5(b).

Section 3.2    Authority; Binding Nature of Agreement.

(a) Each of Northeast Utilities, Merger Sub and Acquisition Sub has the legal capacity, power and authority (including full corporate, limited liability company or similar power and authority) to enter into and to perform their respective obligations under this Agreement and, subject to the receipt of Northeast Utilities Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Northeast Utilities, Merger Sub and Acquisition Sub and the consummation by Northeast Utilities and Merger Sub of the Merger and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of Northeast Utilities and Merger Sub (other than, with respect to the Merger, the receipt of Northeast Utilities Shareholder Approval).

(b) Northeast Utilities’ Board of Trustees has (i) determined that the Combination is in the best interests of, and is advisable to, Northeast Utilities and the Northeast Utilities Shareholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to make the Northeast Utilities Recommendation. Except in connection with a Northeast Utilities Adverse Recommendation Change in accordance with Section 5.4, such resolutions of Northeast Utilities’ Board of Trustees have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by Northeast Utilities, Merger Sub and Acquisition Sub and constitutes the legal, valid and binding obligation of Northeast Utilities, Merger Sub and Acquisition Sub, enforceable against Northeast Utilities and Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.3    Vote Required.

The affirmative vote of the holders of a majority of the Northeast Utilities Common Shares present or represented and entitled to vote to approve the issuance of the Northeast Utilities Common Shares consisting of the Merger Consideration, provided that at least a majority of the outstanding Northeast Utilities Common Shares vote at such meeting, is the only vote of the holders of any class or series of Northeast Utilities’ shares of beneficial interests necessary to approve the Merger Consideration, the affirmative vote of the holders of a majority of the Northeast Utilities Common Shares outstanding and entitled to vote on the record date is the only vote necessary to increase the number of Northeast Utilities Common Shares authorized for issuance necessary to issue the Merger Consideration, and the affirmative vote of the holders of two-thirds of the Northeast Utilities Common Shares outstanding and entitled to vote on the record date for the Northeast Utilities Shareholders’ Meeting (the “Northeast Utilities Shareholder Approval”) is the only vote of the holders of any class or series of Northeast Utilities’ shares of beneficial interests necessary to adopt this Agreement and otherwise approve and consummate the Merger and the other transactions contemplated by this Agreement (the “Northeast Utilities Proposal”).

Section 3.4    Capitalization.

(a) The authorized shares of beneficial interest of Northeast Utilities consists of 225,000,000 Northeast Utilities Common Shares. As of the date of this Agreement, (i) 176,280,918 Northeast Utilities Common Shares are issued and outstanding, which includes 234,611 restricted shares outstanding as the date hereof, (ii) 19,454,509 Northeast Utilities Common Shares are held in Northeast Utilities’ treasury or by any Subsidiary of Northeast Utilities, (iii) 622,050 Northeast Utilities Common Shares are issuable pursuant to stock incentive plans of Northeast Utilities (the “Northeast Utilities Share Plans”) of which, 148,149 shares are issuable in respect of Northeast Utilities Share Options, and 473,901 shares are issuable in respect of each stock-based or incentive compensation award, including dividend equivalent rights, under the Northeast Utilities Share Plans, exclusive of Northeast Utilities Share Options (“Northeast Utilities RSUs”), (iv) 15,946 cash-settled, compensatory phantom shares, and (v) 2,838,942 shares are reserved for the grant of additional awards under Northeast Utilities Share Plans. All of the outstanding Northeast Utilities Common Shares have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all Northeast Utilities Common Shares which may be issued pursuant to the exercise or vesting of Northeast Utilities RSUs and Northeast Utilities Share Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in clause (iii) and (iv) of this Section 3.4(a), there are not any phantom shares or other contractual rights the value of which is determined in whole or in part by the value of any shares of beneficial interest of Northeast Utilities and there are not any outstanding share appreciation rights with respect to the shares of beneficial interest of Northeast Utilities. Other than Northeast Utilities Common Shares, there are no other authorized classes of shares of beneficial interest of Northeast Utilities.

(b) The Northeast Utilities Common Shares to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and not subject to any preemptive right.

(c) There are no voting trusts or other agreements or understandings to which Northeast Utilities, any of its Subsidiaries or any of their respective executive officers or Trustees is a party with respect to the voting of Northeast Utilities Common Shares or the shares of beneficial interest or other equity interests of any Subsidiary of Northeast Utilities.

(d) Except for the options to purchase Northeast Utilities Common Shares that have been granted under the Northeast Utilities Share Plans (collectively the “Northeast Utilities Share Options”) and Northeast Utilities RSUs, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Northeast Utilities or any of its Subsidiaries is a party obligating Northeast Utilities or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Northeast Utilities or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any Subsidiary of Northeast Utilities. At the Effective Time, except for the Northeast Utilities Share Options and Northeast Utilities RSUs, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Northeast Utilities or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Northeast Utilities or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements. Each stock option issued with respect to Northeast Utilities Common Shares was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of Northeast Utilities Common Shares on the date of grant.

(e) There are no outstanding bonds, debentures, notes or other indebtedness of Northeast Utilities or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of Northeast Utilities or any Subsidiary of Northeast Utilities may vote.

Section 3.5    Governmental Filings; No Violations.

(a) Other than the filings, notices, waiting periods and/or approvals required by (i) Section 1.3, (ii) the HSR Act, (iii) the FERC under the Federal Power Act, (iv) the Exchange Act, (v) the NYSE rules and regulations, (vi) the NRC under the Atomic Energy Act, (vii) the Massachusetts Department of Public Utilities, and (viii) any pre-approvals required by any other applicable state regulatory agencies or commissions (collectively, the “Northeast Utilities Regulatory Approvals”), no consent, approval, Order, license, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Northeast Utilities or Merger Sub in connection with the execution and delivery of this Agreement, the performance by each of Northeast Utilities, Merger Sub and Acquisition Sub of its obligations under this Agreement and the consummation by Northeast Utilities and Merger Sub of the Merger and the other transactions contemplated hereby, except those the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

(b) The execution and delivery of this Agreement by Northeast Utilities and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Northeast Utilities Organization

Documents or similar governing documents of any Subsidiary of Northeast Utilities, (ii) subject to obtaining the Northeast Utilities Regulatory Approvals and the Northeast Utilities Shareholder Approval, violate or conflict with any Laws or any Order applicable to Northeast Utilities or any of its Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section 3.5(b) of the Northeast Utilities Disclosure Letter, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the assets of Northeast Utilities or any of its Subsidiaries pursuant to any provisions of any material note, bond, mortgage, indenture, deed of trust, Permit, concession, Contract, lease or other instrument, obligation or agreement of any kind to which Northeast Utilities or any of its Subsidiaries is now a party or by which it or any of its assets may be bound, or trigger any buy-sell or similar agreements, or (iv) result in the creation of any Encumbrance upon any of the material properties or assets of Northeast Utilities or any of its Subsidiaries (including NSTAR and its Subsidiaries following the Merger) except, in the case of clauses (ii), (iii) and (iv) for any breach, violation, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

Section 3.6    SEC Filings; Financial Statements; Utility Reports.

(a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed with or furnished to the SEC by Northeast Utilities or its Subsidiaries since December 31, 2009 (the “Northeast Utilities SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Northeast Utilities SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Northeast Utilities SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Northeast Utilities SEC Documents include all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder, and such certifications and statements contain no qualifications or exceptions to the matters certified or stated therein and have not been modified or withdrawn.

(c) The financial statements (including related notes, if any) contained in the Northeast Utilities SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Northeast Utilities and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Northeast Utilities and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Northeast Utilities Balance Sheet” means that audited consolidated balance sheet of Northeast Utilities and its consolidated Subsidiaries as of December 31, 2009 set forth in Northeast Utilities’ Annual Report on Form 10-K filed with the SEC on February 26, 2010 and the “Northeast Utilities Balance Sheet Date” means December 31, 2009.

(d) Northeast Utilities has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Northeast Utilities (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to

provide reasonable assurance that all information required to be disclosed by Northeast Utilities in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Northeast Utilities’ management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Northeast Utilities’ auditors and the audit committee of the Northeast Utilities Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Northeast Utilities’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Northeast Utilities’ internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any Northeast Utilities SEC Document has been so disclosed.

(e) Since the Northeast Utilities Balance Sheet Date, (i) neither Northeast Utilities nor any of its Subsidiaries nor, to the knowledge of Northeast Utilities, any Trustee, member of the board of directors, officer, employee, auditor, accountant or representative of Northeast Utilities or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Northeast Utilities or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Northeast Utilities or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Northeast Utilities, no attorney representing Northeast Utilities or any of its Subsidiaries, whether or not employed by Northeast Utilities or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Northeast Utilities or any of its officers, Trustees, employees or agents to the Trustees of Northeast Utilities or any committee thereof or to any Trustee or executive officer of Northeast Utilities.

(f) None of Northeast Utilities’ Subsidiaries is, or has at any time since December 31, 2007 been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. Northeast Utilities is not, and at the Effective Time will not be, an “ineligible issuer” as defined in Rule 405 of the Securities Act.

(g) Since December 31, 2009, each of Northeast Utilities and its Subsidiaries has filed with the DOE, FERC, NRC, SEC, or the appropriate state public utilities commission, as the case may be, all documents required to be filed by it under the EP Act 2005, the Federal Power Act, the Atomic Energy Act and applicable state public utility laws and regulations, except for filings the failure of which to make would not reasonably expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

Section 3.7    Absence of Changes.

Since the Northeast Utilities Balance Sheet Date, (a) Northeast Utilities and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner since such date and (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

Section 3.8    Absence of Undisclosed Liabilities.

Since the Northeast Utilities Balance Sheet Date, neither Northeast Utilities nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in Northeast Utilities’ consolidated balance sheets (or disclosed in the notes thereto) included in Northeast Utilities SEC Documents, (b) liabilities that have been incurred by Northeast Utilities or any Subsidiary since the Northeast Utilities Balance Sheet Date in the ordinary course of business consistent with prior practice, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. Neither Northeast Utilities nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Northeast Utilities and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Northeast Utilities or any of its Subsidiaries, in Northeast Utilities’ consolidated financial statements or Northeast Utilities SEC Documents.

Section 3.9    Compliance with Laws; Regulation.

(a) The businesses of each of Northeast Utilities and its Subsidiaries are being, and since December 31, 2009, have been conducted in compliance with all applicable Laws (other than Tax Laws, labor and employment Laws, and Environmental Laws, which are covered solely by Section 3.11, Section 3.12 and Section 3.13, respectively), except for instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Northeast Utilities Material Adverse Effect. Since December 31, 2009, neither Northeast Utilities nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

(b) Each of Northeast Utilities and its Subsidiaries is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section 3.13) necessary for it to own, lease and operate its respective properties or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (the “Northeast Utilities Permits”), and, as of the date of this Agreement, all such Northeast Utilities Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by Northeast Utilities of any of the Northeast Utilities Permits is pending or, to the knowledge of Northeast Utilities, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Northeast Utilities Permits would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. Northeast Utilities and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Northeast Utilities Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Northeast Utilities Material Adverse Effect.

(c) Section 3.9(c) of the Northeast Utilities Disclosure Letter lists each Subsidiary of Northeast Utilities that is regulated as a public utility by the FERC. Neither Northeast Utilities nor any of its Subsidiaries is classified as an Exempt Wholesale Generator under PUHCA 2005.

(d) Each of Northeast Utilities, its Subsidiaries and their respective Trustees, members of the board of directors and officers is in compliance in all material respects with (i) the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act, (ii) the listing and corporate governance rules and regulations of the NYSE, and (iii) the rules and regulations of the regional transmission organization of which it is a member, in each case in clauses (i), (ii) and (iii) as such provisions, rules and regulations are applicable to such Person. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of SOX, neither Northeast Utilities nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or Trustee of Northeast Utilities or any officer or member of the board of directors of its Subsidiaries.

Section 3.10    Material Contracts.

(a) All material Contracts, including amendments thereto, required to be filed as an exhibit to any report of Northeast Utilities filed pursuant to the Exchange Act of the type described in Item 601(b) of Regulation S-K under the Exchange Act have been so filed, and, as of the date hereof, no such Contract has been amended or modified since the date so filed.

(b) Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 3.10(b) of the Northeast Utilities Disclosure Letter sets forth a correct and complete list, and Northeast Utilities has made available to NSTAR correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of any Contract to which Northeast Utilities or any of the Subsidiaries of Northeast Utilities is a party or bound as of the date hereof:

(i) that is any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which Northeast Utilities or its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of Northeast Utilities or its Subsidiaries or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (C) is a material Contract that grants “most favored nation” status that, following the Effective Time, would apply to Northeast Utilities or its Subsidiaries, including NSTAR and its Subsidiaries or (D) prohibits or limits, in any material respect, the right of Northeast Utilities or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights; or

(ii) under which Northeast Utilities or any Northeast Utilities Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $50 million individually or in the aggregate (except for such indebtedness between Northeast Utilities and its Subsidiaries or between such Subsidiaries or guaranties by Northeast Utilities of indebtedness of Northeast Utilities and of its Subsidiaries or by any Northeast Utilities Subsidiary of indebtedness of Northeast Utilities or of another Subsidiary of Northeast Utilities).

(c) The material Contracts described in clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “Northeast Utilities Material Contracts.”

(d) Each Northeast Utilities Material Contract is valid and binding on Northeast Utilities or a Subsidiary of Northeast Utilities, as the case may be, and, to the knowledge of Northeast Utilities, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect, in each case subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(e) Neither Northeast Utilities nor any of its Subsidiaries is in breach of, or default under the terms of, and, to the knowledge of Northeast Utilities, no other party to any Northeast Utilities Material Contract is in breach of, or default under the terms of, any Northeast Utilities Material Contract, nor is any event of default (or similar term) continuing under any Northeast Utilities Material Contract, and, to the knowledge of Northeast Utilities, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Northeast Utilities Material Contract, in each case where such breach, default or event of default would reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

(f) All Northeast Utilities Material Contracts, to which Northeast Utilities or any of its Subsidiaries is a party, have been approved or reviewed by the appropriate regulatory authority to the extent such approval or review is required, except where such failure to obtain such approval or review that would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

Section 3.11    Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect:

(i) all Tax Returns required to be filed by Northeast Utilities or any of its Subsidiaries have been timely filed, all such Tax Returns were true, correct and complete in all respects, and all such Tax Returns filed on or before December 31, 2006 have been examined by the appropriate Taxing Authority or the periods for assessment of the Taxes in respect of which such Tax Returns were required to be filed have expired;

(ii) all Taxes required to be paid or withheld by Northeast Utilities or any of its Subsidiaries have been timely paid or withheld;

(iii) there are no liens for Taxes on the assets of Northeast Utilities or any of its Subsidiaries other than Permitted Encumbrances;

(iv) no deficiency for Taxes has been proposed, assessed or asserted in writing against Northeast Utilities or any of its Subsidiaries other than those that have been paid in full, that are being contested in good faith, or for which there are adequate accruals or reserves in accordance with GAAP on the financial statements included in the Northeast Utilities SEC Documents;

(v) the financial statements included in the Northeast Utilities SEC Documents reflect adequate accruals and reserves in accordance with GAAP for all Taxes payable by Northeast Utilities and its Subsidiaries for all taxable periods (and portions thereof) through the dates of such financial statements;

(vi) no Taxes of Northeast Utilities or any of its Subsidiaries are being contested and there are no audits, claims, assessments, levies, or administrative or judicial proceedings regarding Taxes pending or proposed in writing against Northeast Utilities or any of its Subsidiaries;

(vii) within the past two (2) years or otherwise as part of a plan that includes the Combination, neither Northeast Utilities nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code;

(viii) neither Northeast Utilities nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction) in any taxable period for which an audit by the Internal Revenue Service has not yet closed;

(ix) no Subsidiary of Northeast Utilities (A) has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which Northeast Utilities was the common parent) or (B) has any liability for the Taxes of any Person (other than Northeast Utilities or another Subsidiary of Northeast Utilities) arising under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor;

(x) at the Effective Time, except for arrangements, understandings or agreements entered into in the ordinary course of business, neither Northeast Utilities nor any of its Subsidiaries will be a party to, have any obligation under, or be bound by any Tax allocation, Tax sharing, Tax indemnity or similar arrangement, understanding or agreement pursuant to which it will have any potential liability to any Person (other than Northeast Utilities or any of its Subsidiaries) after the Effective Time; it being understood that for the purposes of this Section 3.11(a)(x), commercially reasonable agreements providing for the allocation or payment of real property Taxes with respect to real property leased or occupied by Northeast Utilities or any of its Subsidiaries, and commercially reasonable agreements providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by Northeast Utilities or any of its Subsidiaries in the ordinary course of business, shall be disregarded; and

(xi) neither Northeast Utilities nor any of its Subsidiaries has agreed to extend or waive the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Northeast Utilities or any of its Subsidiaries.

(b) Neither Northeast Utilities nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that will prevent, or would reasonably be expected to prevent, the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Since its formation, Merger Sub has qualified as and been treated as a corporation for U.S. federal income tax purposes. Since its formation, Acquisition Sub has qualified as and been treated as disregarded as an entity separate from Northeast Utilities for U.S. federal income tax purposes.

Section 3.12    Employee and Labor Matters; Benefit Plans.

(a) Set forth in Section 3.12(a) of the Northeast Utilities Disclosure Letter is a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA), each employee welfare benefit plan (as defined in Section 3(1) of ERISA), and any other material pension, bonus, commission, stock option, stock purchase, incentive, profit sharing, deferred compensation, or other material employee benefit plan, employment, executive compensation, termination, change in control severance agreement or other individual agreement, in each case that Northeast Utilities or any of its Subsidiaries or any other Entity (whether or not incorporated) which is treated as a single employer together with Northeast Utilities or any of its Subsidiaries within the meaning of Section 4001(b) of ERISA (each a “Northeast Utilities ERISA Affiliate”) maintains, sponsors or is a party to or to which it has any obligation to make, now or in the future, contributions (all such plans, programs, Contracts or policies as described in this Section 3.12(a) shall be collectively referred to as the “Northeast Utilities Employee Plans”).

(b) (i) None of the Northeast Utilities Employee Plans, and neither Northeast Utilities nor any Northeast Utilities ERISA Affiliate, promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any former or current employee or service provider of Northeast Utilities or a Northeast Utilities ERISA Affiliate (other than continuation coverage to the extent required by Law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or otherwise); (ii) none of the Northeast Utilities Employee Plans is, or within the past five (5) plan years has been, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA; (iii) all Northeast Utilities Employee Plans have been established and maintained in substantial compliance with their terms and all applicable Laws; (iv) each Northeast Utilities Employee Plan subject to Section 409A of the Code has been maintained in substantial compliance with such provision; (v) each Northeast Utilities Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code, or has time remaining under applicable Law to seek such a determination, and to Northeast Utilities’ knowledge nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (vi) no liability under Title IV of ERISA has been incurred by Northeast Utilities or any Northeast Utilities ERISA Affiliate that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by Northeast Utilities, any of its Subsidiaries or any Northeast Utilities ERISA Affiliate of a liability under Title IV of ERISA (other than for the timely payment of PBGC) insurance premiums); (vii) no Northeast Utilities Employee Plan that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (viii) all material contributions required to be made with respect to any Northeast Utilities Employee Plan on or before the date hereof have been made and all obligations in respect of each Northeast Utilities Employee Plan as of the date hereof have been accrued and reflected in the Northeast Utilities financial statements to the extent required by GAAP; (ix) there are no pending or, to the best of Northeast Utilities’ knowledge, threatened claims with respect to a Northeast Utilities Employee Plan (other than claims for benefits in the ordinary course); (x) no Northeast Utilities Employee Plan is the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary, compliance, self-correction or similar program, and (xi) no Northeast Utilities Employee Plan is maintained for the benefit of employees outside of the United States.

(c) Except as otherwise provided in this Agreement neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation, payments or benefits or an acceleration of timing of vesting or payment of any benefits, payments or compensation payable in respect of any former or current employee, officer, member of the board of directors or Trustee of Northeast Utilities or any of its Subsidiaries or (ii) cause or result in an increase in the liabilities of NSTAR, Northeast Utilities, the Surviving Company or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer, member of the board of directors or Trustee of Northeast Utilities or any of its Subsidiaries. No Northeast Utilities Employee Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.

(d) Section 3.12(d) of the Northeast Utilities Disclosure Letter lists: (i) all collective bargaining agreements or other agreements with any union or other labor organization, in each case to which Northeast Utilities or any of its Subsidiaries is a party or otherwise bound or that Northeast Utilities or any of its Subsidiaries is in the process of negotiating (collectively, the “Northeast Utilities Labor Agreements”) and (ii) all unions or other labor organizations which to the knowledge of Northeast Utilities represent any employees of Northeast Utilities or any of its Subsidiaries. Northeast Utilities has made available to NSTAR true and complete copies of each such Northeast Utilities Labor Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Northeast Utilities Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not violate, or give rise to any liability by Northeast Utilities, NSTAR, the Surviving Company or any of their respective Subsidiaries under, any Northeast Utilities Labor Agreement.

(e) To the knowledge of Northeast Utilities there is not now in existence, nor has there been since three (3) years prior to the date of this Agreement, any pending or written threat of any: (i) strike, slowdown, stoppage, picketing or lockout involving a union or other labor organization with respect to employees of Northeast Utilities or its Subsidiaries; or (ii) labor-related demand for representation or written petition for certification as collective bargaining representative of any employees of Northeast Utilities or its Subsidiaries. There is not now in existence any pending, or to the knowledge of Northeast Utilities threatened, Legal Proceeding, whether brought by a labor organization, union, a Governmental Entity or any other Person, alleging or involving any violation of any employment-related, labor-related or benefits-related Law, labor contract, employment agreement or the Northeast Utilities Labor Agreement against, in respect of or relating to Northeast Utilities, any of its Subsidiaries or any Northeast Utilities Employee Plan, including claims arising under any such Law, labor contract, employment agreement or the Northeast Utilities Labor Agreement by any Person; in

each case except for such Legal Proceedings which have not had, or would not be reasonably expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. To Northeast Utilities’ knowledge, the relations between Northeast Utilities and its Subsidiaries, on the one hand, and each of their respective employees and the unions or other labor organizations representing any such employees, on the other hand, are satisfactory.

(f) Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect: (i) Northeast Utilities and its Subsidiaries are, and since December 31, 2008 have been, in compliance with all applicable state, federal and local laws respecting labor and employment, including all laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither Northeast Utilities nor any of its Subsidiaries has any liability under the WARN Act or any state or local laws requiring notice with respect to such layoffs or plant closings.

(g) To Northeast Utilities’ knowledge, no current or former employee of Northeast Utilities or any of its Subsidiaries is in violation in any material respect, or has, to the knowledge of Northeast Utilities, threatened a violation in any material respect of any term or provision of any employment Contract, confidentiality or other proprietary information disclosure contract arising out of or relating to such Person’s current or former employment or engagement by Northeast Utilities or any of its Subsidiaries.

(h) To Northeast Utilities’ knowledge, none of Northeast Utilities’ or its Subsidiaries’ employment, labor, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of Northeast Utilities or any of its Subsidiaries are currently being audited or investigated by any Governmental Entity.

(i) Neither Northeast Utilities nor any of its Subsidiaries has any employees employed outside of the United States.

Section 3.13    Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect:

(i) there is no pending or, to the knowledge of Northeast Utilities, threatened, claim, lawsuit, administrative proceeding or investigation against Northeast Utilities or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither Northeast Utilities nor any of its Subsidiaries has received written notice from any person, including any Governmental Entity, alleging that Northeast Utilities has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(ii) Northeast Utilities and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits required under Environmental Laws for the conduct of their business or the operation of their facilities;

(iii) Northeast Utilities and its Subsidiaries have all material Environmental Permits required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental Law, all such Environmental Permits are in effect, and, to the knowledge of Northeast Utilities, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;

(iv) to the knowledge of Northeast Utilities, there has been no Release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by Northeast Utilities or any Subsidiary, or any predecessor of Northeast Utilities or any subsidiary, in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability for Northeast Utilities or any of its Subsidiaries under any Environmental Laws or (B) would require reporting, investigation, remediation, or other corrective or response action by Northeast Utilities or any Subsidiary under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or responsive action by Northeast Utilities or any Subsidiary;

(v) neither Northeast Utilities nor any Subsidiary is a party to any Order, judgment or decree that imposes any obligations under any Environmental Law and, to the knowledge of Northeast Utilities, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person; and

(vi) neither Northeast Utilities nor any Subsidiary is a party to any agreement pursuant to which it has assumed or accepted liability pursuant to applicable Environmental Law, or agreed to indemnify any third party, including with respect to the off-site or on-site disposal of Hazardous Materials, and to the knowledge of Northeast Utilities, neither Northeast Utilities nor any of its Subsidiaries is liable, by agreement or operation of Law, for any other person’s liabilities pursuant to applicable Environmental Law.

(b) This Section 3.13 contains the sole and exclusive representations and warranties of Northeast Utilities and its Subsidiaries pertaining to environmental matters, Environmental Law, and Hazardous Materials.

Section 3.14    Legal Proceedings; Orders.

There is no pending Legal Proceeding (other than Legal Proceedings involving Tax matters, employee and labor matters or environmental matters, which are covered solely by Sections 3.11, 3.12 and 3.13, respectively) and, within the past twelve (12) months, to the knowledge of Northeast Utilities, no Person has threatened to commence any Legal Proceeding (other than Legal Proceedings involving Tax matters, employee and labor matters or environmental matters, which are covered solely by Sections 3.11, 3.12 and 3.13, respectively), against Northeast Utilities or any of its Subsidiaries or any of the assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. There is no Order to which Northeast Utilities or any of its Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

Section 3.15    Real Property.

(a) Each of Northeast Utilities and its Subsidiaries has (i) good, valid and insurable fee simple title or (ii) good and valid leasehold interest in and to each parcel of real property owned (the “Northeast Utilities Owned Property”) or leased (the “Northeast Utilities Leased Property”), as applicable, by Northeast Utilities or any of its Subsidiaries, subject to any Permitted Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Northeast Utilities Material Adverse Effect.

(b) Other than as would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect, the Northeast Utilities Owned Property is not subject to any existing or threatened Legal Proceedings or physical defects or conditions affecting any Northeast Utilities Owned Property.

(c) Other than as would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect, (i) each lease or similar agreement for a Northeast Utilities Leased

Property (a “Northeast Utilities Lease”) is in full force and effect and enforceable in accordance with its terms, and (ii) Northeast Utilities or its relevant Subsidiary and, to Northeast Utilities’ knowledge, the other party to the Northeast Utilities Lease are not in breach or default under such Northeast Utilities Lease.

Section 3.16    Intellectual Property.

Each of Northeast Utilities and its Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances, all Intellectual Property used or held for use in, or necessary to conduct, the business of Northeast Utilities and the Subsidiaries of Northeast Utilities as currently conducted, except where the failure to possess such ownership or valid rights to use would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect. The conduct of the business of Northeast Utilities and each of the Subsidiaries of Northeast Utilities does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party except where such infringement, misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect, and to Northeast Utilities’ knowledge no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of Northeast Utilities or any Northeast Utilities Subsidiary, except where such infringement, misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect.

Section 3.17    Insurance.

Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Northeast Utilities Material Adverse Effect, from December 31, 2009 through the date of this Agreement, each of Northeast Utilities and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by Northeast Utilities and its Subsidiaries during such time period. Neither Northeast Utilities nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Northeast Utilities or any of its Subsidiaries, except as would not be reasonably expected to have a Northeast Utilities Material Adverse Effect.

Section 3.18    Trading.

(a) Northeast Utilities has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Northeast Utilities’ management (the “Northeast Utilities Trading Guidelines”) to restrict the level of risk that Select Energy, Inc., is authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Northeast Utilities Position”) and monitors compliance by Select Energy, Inc. and its business with such risk parameters. Northeast Utilities has provided the most current Northeast Utilities Trading Guidelines and any other risk management policies of Northeast Utilities to NSTAR, related to Select Energy, Inc. and its business, prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Northeast Utilities Position is within the risk parameters that are set forth in the Northeast Utilities Trading Guidelines and (ii) the exposure of Select Energy, Inc. and its business with respect to the Net Northeast Utilities Position resulting from all such transactions is not material to Northeast Utilities and its Subsidiaries taken as a whole. From December 31, 2009 to the date of this Agreement, neither Northeast Utilities nor any of its Subsidiaries has, in accordance with its mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to Northeast Utilities and its Subsidiaries taken as a whole.

(b) To Northeast Utilities’ knowledge, since December 31, 2009, there have been no violations of the Northeast Utilities Trading Guidelines, except that would not, individually or in the aggregate, reasonably be expected to have a Northeast Utilities Material Adverse Effect.

Section 3.19    Regulation as a Utility.

Neither Northeast Utilities nor any Subsidiary or Affiliate of Northeast Utilities is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than Connecticut, New Hampshire or Massachusetts or any foreign country. Northeast Utilities is a public utility holding company as defined by PUHCA 2005 and applicable FERC orders.

Section 3.20    Information to be Supplied.

None of the information supplied or to be supplied by or on behalf of Northeast Utilities for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Northeast Utilities Shareholders, or at the time of the Northeast Utilities Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Northeast Utilities Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Northeast Utilities makes no representation or warranty with respect to any information supplied by or to be supplied by NSTAR that is included or incorporated by reference in the foregoing documents.

Section 3.21    Takeover Statutes.

Except as required by M.G.L.c.164 Section 96, the approval by the Board of Trustees of Northeast Utilities referred to in Section 3.2(b) constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the M.G.L. and represents the only action necessary to ensure that any “business combination” (as defined in the M.G.L.) (to the extent applicable) or any other applicable provisions of any Massachusetts law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. Except as required by M.G.L.c. 164 Section 96, to the knowledge of Northeast Utilities, no other Takeover Laws or any anti-takeover provision in the Northeast Utilities Organization Documents are, or at the Effective Time will be, applicable to Northeast Utilities, the Merger, this Agreement or any of the transactions contemplated hereby and thereby.

Section 3.22    Financial Advisor.

Except for Barclays Capital Inc. and Lazard Freres & Co. LLC (the fees and expenses of which will be paid by Northeast Utilities and are reflected in the respective agreements between such financial advisors and Northeast Utilities), neither Northeast Utilities nor any of its Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. Northeast Utilities has furnished to NSTAR accurate and complete copies of its agreements with Barclays Capital Inc. and Lazard Freres & Co. LLC.

Section 3.23    Opinion of Financial Advisor.

Northeast Utilities’ Board of Trustees has received the opinions of Barclays Capital Inc. and Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio is fair to Northeast Utilities. Northeast Utilities shall, promptly following receipt of said opinions in written form, furnish accurate and complete copies of said opinions to NSTAR solely for informational purposes.

Section 3.24    No Additional Representations.

Except for those representations and warranties expressly set forth in this Article III and except as otherwise expressly set forth in this Agreement, neither Northeast Utilities nor any of its Subsidiaries or other Person acting on behalf of Northeast Utilities makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither Northeast Utilities nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, NSTAR or its affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Northeast Utilities and its Subsidiaries or the future business and operations of Northeast Utilities and its Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1    Covenants of NSTAR.

(a) Except (i) as set forth in Section 4.1(a) of the NSTAR Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of Northeast Utilities (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article VII (the “Pre-Closing Period”), NSTAR (which for purposes of this Section 4.1(a) shall include its Subsidiaries) shall, (A) conduct the business and operations of NSTAR and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice, and (B) use commercially reasonable efforts to preserve, intact, the current business organizations of NSTAR and its Subsidiaries, maintain in effect all existing NSTAR Permits, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, and maintain their existing relations and goodwill with Governmental Entities, employees, unions or labor organizations, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees, and other Persons having business relationships with them; provided however that no action by NSTAR with respect to matters specifically addressed by Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. NSTAR shall (i) promptly notify Northeast Utilities of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any NSTAR Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to Northeast Utilities of any change, occurrence, effect, condition, fact, event, or circumstance known to NSTAR that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a NSTAR Material Adverse Effect; provided, however, that no unintentional failure by NSTAR to provide a required notice under the last sentence of this Section 4.1(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.3(b) shall result in a failure of the condition set forth in Section 6.3(a).

(b) Except (x) as contemplated by this Agreement or as set forth on Section 4.1(b) of the NSTAR Disclosure Letter or (y) as required by Law, during the Pre-Closing Period, NSTAR shall not and shall not permit any of its Subsidiaries, without the prior written consent of Northeast Utilities (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares, except:

(1) (A) that NSTAR may continue the declaration and payment of regular quarterly cash dividends on NSTAR Common Shares, not to exceed (i) $0.4375 per share for each quarterly cash dividends to be paid in 2011 and (ii) $0.475 for all quarterly periods subsequent, with usual record and payment dates for such dividends in accordance with past dividend practice or (B) any dividends necessary to comply with Section 5.16(a), and

(2) for the declaration and payment of dividends by a direct or indirect wholly owned Subsidiary solely to its parent, or by a direct or indirect partially owned subsidiary of NSTAR (provided that NSTAR or the NSTAR Subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

(3) for the declaration and payment of regular cash dividends with respect to preferred shares of NSTAR’s Subsidiaries outstanding as of the date of the Agreement or permitted to be issued under the terms of this Agreement, and

(ii) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any NSTAR Share Option or NSTAR RSUs with respect thereto except:

(1) in connection with intercompany purchases of capital stock or share capital, or

(2) for the purpose of funding employee benefit plans, including the NSTAR Share Plans and dividend reinvestment and stock purchase plans, to the extent consistent with past practice, or

(3) mandatory repurchases or redemptions of preferred stock of NSTAR’s Subsidiaries in accordance with the terms thereof;

(iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in NSTAR or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of NSTAR Common Shares in respect of any exercise of NSTAR Share Options outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 4.1(b), (B) for the issuance or sale of NSTAR Common Shares pursuant to the exercise of options to purchase NSTAR Common Shares or vesting of or delivery of shares under NSTAR RSUs if necessary to effectuate the holder’s direction upon exercise or for withholding of Taxes, (C) for the grant of equity compensation awards in the ordinary course of business consistent with past practice; provided, however, that neither the timing of vesting or payment or the amount of such equity awards shall be affected by the transactions contemplated by this Agreement, (D) for transactions solely between or among NSTAR and its wholly owned Subsidiaries, (E) as otherwise provided by the terms of any NSTAR Share Plan, NSTAR Share Option or NSTAR RSUs existing on the date hereof or issued after the date hereof in accordance with the terms of this Agreement or (F) pursuant to dividend reinvestment and stock purchase plans;

(iv) except as required by existing written agreements or the NSTAR Employee Plans, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of NSTAR’s or any of its Subsidiaries’ independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions or pursuant to annual bonus grants), employees or trustees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of NSTAR or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any NSTAR Employee Plan for the benefit of any current or former trustees, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case except in the ordinary course of business or as would not result in a material increase in cost to NSTAR;

(v) materially amend or permit the adoption of any material amendment to the NSTAR Organization Documents or, except for amendments that would not materially restrict the operation of their businesses, the certificate of incorporation and bylaws (or equivalent organizational documents) of any Subsidiary of NSTAR;

(vi) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of NSTAR or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(viii) make any capital expenditure except for expenditures required by existing Contracts or expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for (A) sales of power and related services in the ordinary course of business, (B) dispositions or transfers of obsolete equipment or assets or equipment or assets being replaced, in each case in the ordinary course of business or (C) grants of Encumbrances in the ordinary course of business consistent with past practice whether in connection with the issuance of indebtedness permitted by Section 4.1(b)(xi) or otherwise;

(xi) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (x) intercompany transactions or arrangements and (y) agreements or arrangements or borrowings incurred under NSTAR’s existing credit facilities, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(xii) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) in excess of $5 million individually or $20 million in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(xiii) enter into any Contract that would materially restrict, after the Effective Time, Northeast Utilities and its Subsidiaries (including the Surviving Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xiv) materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xv) (A) change or revoke any material Tax election with respect to NSTAR or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to NSTAR or any of its Subsidiaries, (C) enter into any closing agreement affecting any material Tax liability or refund of material Taxes with respect to NSTAR or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to NSTAR or any of its Subsidiaries, (E) settle or compromise any material Tax liability or refund of material Taxes with respect to NSTAR or any of its Subsidiaries, or (F) grant any power of attorney with respect to any material Taxes of NSTAR or any of its Subsidiaries, except in each case as would be consistent with past practice;

(xvi) take, agree to take, or omit to take any action which would cause any of the conditions set forth in Article VI of this Agreement not to be able to be satisfied prior to the Termination Date;

(xvii) other than in the ordinary course of business, waive, release, or assign any material rights or claims under, or renew, materially modify or terminate any NSTAR Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to NSTAR or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof);

(xviii) agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Entity in respect of the operations of the businesses of NSTAR or its Subsidiaries, except as required by Law to renew NSTAR Permits or for agreements, or modifications of existing agreements, in the ordinary course of business;

(xix) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of NSTAR and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xx) agree or commit to take any of the actions described in clauses (i) through (xx) of this Section 4.1(b).

Section 4.2    Covenants of Northeast Utilities.

(a) Except (i) as set forth in Section 4.2(a) of the Northeast Utilities Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of NSTAR (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the Pre-Closing Period, Northeast Utilities (which for purposes of this Section 4.2(a) shall include its Subsidiaries) shall, (A) conduct the business and operations of Northeast Utilities and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice, and (B) use commercially reasonable efforts to preserve, intact, the current business organizations of Northeast Utilities and its Subsidiaries, maintain in effect all existing Northeast Utilities Permits, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, and maintain their existing relations and goodwill with Governmental Entities, employees, unions or labor organizations, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees, and other Persons having business relationships with them; provided, however, that no action by Northeast Utilities with respect to matters specifically addressed by Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Northeast Utilities shall (i) promptly notify NSTAR of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Northeast Utilities Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to NSTAR of any change, occurrence, effect, condition, fact, event, or circumstance known to Northeast Utilities that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Northeast Utilities Material Adverse Effect; provided, however, that no unintentional failure by Northeast Utilities to provide a required notice under the last sentence of this Section 4.2(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.2(b) shall result in a failure of the condition set forth in Section 6.2(a).

(b) Except (x) as contemplated by this Agreement or as set forth on Section 4.2(b) of the Northeast Utilities Disclosure Letter or (y) as required by Law, during the Pre-Closing Period, Northeast Utilities shall not and shall not permit any of its Subsidiaries, without the prior written consent of NSTAR (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares, except:

(1) (A) that Northeast Utilities may continue the declaration and payment of regular quarterly cash dividends on Northeast Utilities Common Shares, not to exceed (i) $0.25625 per share for the remaining quarterly cash dividend to be paid in 2010, (ii) $0.2875 for each of the quarterly cash dividends to be paid in 2011 and (iii) $0.31875 for the first quarterly cash dividend to be paid in 2012 and for all periods subsequent, with usual record and payment dates for such dividends in accordance with past dividend practice or (B) any dividends necessary to comply with Section 5.16(a), and

(2) for the declaration and payment of dividends by a direct or indirect wholly owned Subsidiary solely to its parent, or by a direct or indirect partially owned subsidiary of Northeast Utilities (provided that Northeast Utilities or the Northeast Utilities Subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

(3) for the declaration and payment of regular cash dividends with respect to preferred shares of Northeast Utilities’ Subsidiaries outstanding as of the date of the Agreement or permitted to be issued under the terms of this Agreement, and

(ii) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Northeast Utilities Share Option or Northeast Utilities RSUs with respect thereto except:

(1) in connection with intercompany purchases of capital stock or share capital, or

(2) for the purpose of funding employee benefit plans, including the Northeast Utilities Share Plans and dividend reinvestment and stock purchase plans, to the extent consistent with past practice, or

(3) mandatory repurchases or redemptions of preferred stock of Northeast Utilities’ Subsidiaries in accordance with the terms thereof;

(iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Northeast Utilities or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan, except, in each case (A) for issuances of Northeast Utilities Common Shares in respect of any exercise of Northeast Utilities Share Options and settlement of any Northeast Utilities RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 4.2(b), (B) for the issuance or sale of Northeast Utilities Common Shares pursuant to the exercise of options to purchase Northeast Utilities Common Shares or vesting of or delivery of shares under Northeast Utilities RSUs if necessary to effectuate the holder’s direction upon exercise or for withholding of Taxes, (C) for the grant of equity compensation awards in the ordinary course of business consistent with past practice; provided, however, that neither the timing of vesting or payment or the amount of such equity awards shall be affected by the transactions contemplated by this Agreement, (D) for transactions solely between or among Northeast Utilities and its wholly owned Subsidiaries, (E) as otherwise provided by the terms of any Northeast Utilities Share Plan, Northeast Utilities Share Option or Northeast Utilities RSUs existing on the date hereof or issued after the date hereof in accordance with the terms of this Agreement or (F) pursuant to dividend reinvestment and stock purchase plans;

(iv) except as required by existing written agreements or the Northeast Utilities Employee Plans, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Northeast Utilities’ or any of its Subsidiaries’ independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions or pursuant to annual bonus grants), employees or trustees, (B) enter into, materially amend or terminate, any employment, termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Northeast Utilities or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any Northeast Utilities Employee Plan for the benefit of any current or former trustees, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case except in the ordinary course of business or as would not result in a material increase in cost to Northeast Utilities;

(v) materially amend or permit the adoption of any material amendment to the Northeast Utilities Organization Documents or, except for amendments that would not materially restrict the operation of their businesses, the certificate of incorporation and bylaws (or equivalent organizational documents) of any Subsidiary of Northeast Utilities;

(vi) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Northeast Utilities or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(viii) make any capital expenditure except for expenditures required by existing Contracts or expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for (A) sales of power and related services in the ordinary course of business, (B) dispositions or transfers of obsolete equipment or assets or equipment or assets being replaced, in each case in the ordinary course of business or (C) grants of Encumbrances in the ordinary course of business consistent with past practice whether in connection with the issuance of indebtedness permitted by Section 4.2(b)(xi) or otherwise;

(xi) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (x) intercompany transactions or arrangements and (y) agreements or arrangements or borrowings incurred under Northeast Utilities’ existing credit facilities, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(xii) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) in excess of $5 million individually or $20 million in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(xiii) enter into any Contract that would materially restrict, after the Effective Time, Northeast Utilities and its Subsidiaries (including the Surviving Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xiv) materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xv) (A) change or revoke any material Tax election with respect to Northeast Utilities or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Northeast Utilities or any of its Subsidiaries, (C) enter into any closing agreement affecting any material Tax liability or refund of material Taxes with respect to Northeast Utilities or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Northeast Utilities or any of its Subsidiaries, (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Northeast Utilities or any of its Subsidiaries, or (F) grant any power of attorney with respect to any material Taxes of Northeast Utilities or any of its Subsidiaries, except in each case as would be consistent with past practice;

(xvi) take, agree to take, or omit to take any action which would cause any of the conditions set forth in Article VI of this Agreement not to be able to be satisfied prior to the Termination Date;

(xvii) other than in the ordinary course of business, waive, release, or assign any material rights or claims under, or renew, materially modify or terminate any Northeast Utilities Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Northeast Utilities or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof);

(xviii) other than in the ordinary course of business or as required by applicable Law, (A) modify in any material respect Northeast Utilities Trading Guidelines, other than modifications which are more restrictive to Northeast Utilities or any Subsidiary thereof, or (B) enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions (other than as consistent with Northeast Utilities Trading Guidelines);

(xix) agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Entity in respect of the operations of the businesses of Northeast Utilities or its Subsidiaries, except as required by Law to renew Northeast Utilities Permits or for agreements, or modifications of existing agreements, in the ordinary course of business;

(xx) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Northeast Utilities and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xxi) agree or commit to take any of the actions described in clauses (i) through (xxi) of this Section 4.2(b).

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1    Investigation.

(a) Each of NSTAR and Northeast Utilities shall afford to the other party and to the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Laws and with such additional financing, operating and other data and information regarding NSTAR and its Subsidiaries, as Northeast Utilities may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Northeast Utilities and its Subsidiaries, as NSTAR may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither NSTAR nor Northeast Utilities nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Northeast Utilities or NSTAR, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 5.1), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of July 8, 2010 between NSTAR and Northeast Utilities (the “Confidentiality Agreement”).

Section 5.2    Registration Statement and Proxy Statement for Shareholder Approval.

As soon as practicable following the execution of this Agreement, Northeast Utilities and NSTAR shall jointly prepare and each shall file with the SEC a joint proxy statement in preliminary form, which shall contain each of the Northeast Utilities Recommendation and the NSTAR Recommendation (unless, in either case, a Northeast Utilities Adverse Recommendation Change or a NSTAR Adverse Recommendation Change, as applicable, occurs) and comply with applicable Laws, (the “Joint Proxy Statement”) and Northeast Utilities shall prepare and file with the SEC (a) a registration statement on Form S-4, in which the Joint Proxy Statement will be included (which will include any matter required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), and (b) a prospectus relating to the Northeast Utilities Common Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement, together with the amendments and supplements thereto, being the “Registration Statement”). Northeast Utilities and NSTAR shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. Each of Northeast Utilities and NSTAR shall use its reasonable best efforts to mail the Joint Proxy Statement to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Northeast Utilities shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Northeast Utilities Common Shares pursuant to this Agreement, and each party shall furnish all information concerning NSTAR, Northeast Utilities and the holders of capital stock of NSTAR and Northeast Utilities, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Registration Statement will be made by Northeast Utilities, or with respect to the Joint Proxy Statement will be made by NSTAR, Northeast Utilities or any of their subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Northeast Utilities will advise NSTAR, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Northeast Utilities Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Northeast Utilities and NSTAR shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to NSTAR or Northeast Utilities, or any of their respective affiliates, officers or Trustees, is discovered by NSTAR or Northeast Utilities which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Northeast Utilities Shareholders or NSTAR Shareholders, as applicable.

Section 5.3    Shareholders Meetings.

(a) NSTAR shall take all action necessary in accordance with applicable Laws and the NSTAR Organizational Documents to duly give notice of, convene and hold a meeting of the NSTAR Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “NSTAR Shareholders’ Meeting”). Subject to Section 5.4(b) and (c), NSTAR will, through its Trustees, recommend that the NSTAR Shareholders adopt this Agreement and will use reasonable best efforts to solicit from the NSTAR Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the NSTAR Shareholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

(b) Northeast Utilities shall take all action necessary in accordance with applicable Laws and Northeast Utilities Organizational Documents to duly give notice of, convene and hold a meeting of the Northeast Utilities Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to vote upon the Northeast Utilities Proposal (the “Northeast Utilities Shareholders’ Meeting”). Subject to Section 5.4(e) and (f), Northeast Utilities will, through its Trustees, recommend that the Northeast Utilities Shareholders approve the Northeast Utilities Proposal and will use reasonable best efforts to solicit from the Northeast Utilities Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Northeast Utilities Shareholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

Section 5.4     Non-Solicitation.

(a) NSTAR agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and NSTAR shall, and shall cause its Subsidiaries to, cause their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to NSTAR, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to NSTAR or any of its Subsidiaries or afford access to the properties, books or records of NSTAR or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to NSTAR or to any Person in contemplation of an Acquisition Proposal with respect to NSTAR, or (iii) approve, enter into, accept, recommend or endorse, an Acquisition Proposal with respect to NSTAR or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to NSTAR (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intended to cause, or which could reasonably be expected to cause NSTAR to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each a “NSTAR Acquisition Agreement”). Notwithstanding anything to the contrary in this Agreement, prior to obtaining the NSTAR Shareholder Approval, NSTAR and the NSTAR Board may take any actions described in clause (ii) of this Section 5.4(a) with respect to a third party if (x) NSTAR receives a written Acquisition Proposal with respect to NSTAR from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated by NSTAR or any of its Subsidiaries or any of their respective Representatives) and (y) such proposal constitutes, or the NSTAR Board determines in good faith (after consultation with NSTAR’s financial advisors and outside legal counsel) that such proposal could reasonably be expected to lead to, a Superior Proposal with respect to NSTAR, provided that NSTAR shall not deliver any information to such third party without entering into a confidentiality agreement on terms no less favorable to NSTAR than the terms of the Confidentiality Agreement (provided that any such confidentiality agreement shall not be required to contain any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”). Nothing contained in this Section 5.4 shall prohibit NSTAR or the NSTAR Board from taking and disclosing to the NSTAR Shareholders a position with respect to an Acquisition Proposal with respect to NSTAR pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) Neither (i) the NSTAR Board nor any committee thereof shall directly or indirectly (A) withhold, withdraw (or amend, qualify or modify in a manner adverse to Northeast Utilities or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Northeast Utilities or Merger Sub), the approval, recommendation or declaration of advisability by the NSTAR Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to NSTAR, or (C) fail to reaffirm or re-publish the NSTAR Recommendation within five (5) Business Days of being requested by Northeast Utilities to do so (any action described in this clause (i) being referred to as a “NSTAR Adverse Recommendation Change”) nor (ii) shall NSTAR or any of its Subsidiaries execute or enter into a NSTAR Acquisition Agreement. For the avoidance of doubt, a change of the NSTAR Recommendation to “neutral” is a NSTAR Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the NSTAR Shareholder Approval, and subject to NSTAR’s compliance at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Superior Proposal with respect to NSTAR that has not been withdrawn, the NSTAR Board may make a NSTAR Adverse Recommendation Change; provided, however, that NSTAR shall not be entitled to exercise its right to make a NSTAR Adverse Recommendation Change in response to a Superior Proposal with respect to NSTAR (x) until five (5) Business Days after NSTAR provides written notice to Northeast Utilities (a “NSTAR Notice”) advising Northeast Utilities that the NSTAR Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal, (y) if during such five (5) Business Day period, Northeast Utilities proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the NSTAR Board determines in good faith, after good faith negotiations between NSTAR and Northeast Utilities (if such negotiations are requested by Northeast Utilities) during such five (5) Business Day period (after consultation with NSTAR’s financial advisors and outside legal counsel and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to NSTAR and its shareholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new NSTAR Notice and a new five (5) Business Day period under this Section 5.4(b)) and (z) unless the NSTAR Board, after consultation with outside legal counsel, determines that the failure to make a NSTAR Adverse Recommendation Change would be inconsistent with its fiduciary obligations (taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal).

(c) Notwithstanding the first sentence of Section 5.4(b), at any time prior to obtaining the NSTAR Shareholder Approval, and subject to NSTAR’s compliance at all times with the provisions of this Section 5.4 and Section 5.3, the NSTAR Board may make a NSTAR Adverse Recommendation Change described in clause (A) of the definition thereof, in response to a material development or change in circumstances occurring or arising after the date of this Agreement that was neither known to the NSTAR Board nor reasonably foreseeable at the date of this Agreement, after the NSTAR Board (i) determines in good faith, after consultation with its outside legal counsel and any other advisor it chooses to consult, that the failure to make such NSTAR Adverse Recommendation Change is inconsistent with its fiduciary duties to the shareholders of NSTAR, (ii) determines in good faith that the reasons for making such NSTAR Adverse Recommendation Change are independent of any pending Acquisition Proposal with respect to NSTAR, and (iii) provides written notice to Northeast Utilities (a “NSTAR Notice of Change”) advising Northeast Utilities that the NSTAR Board is contemplating making a NSTAR Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the NSTAR Board may not make such a NSTAR Adverse Recommendation Change until the fifth Business Day after receipt by Northeast Utilities of the NSTAR Notice of Change and (y) during such five (5) Business Day period, at the request of Northeast Utilities, NSTAR shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the NSTAR Board not to make such NSTAR Adverse Recommendation Change, consistent with its fiduciary duties.

(d) Northeast Utilities agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and Northeast Utilities shall, and shall cause its Subsidiaries to, cause their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Northeast Utilities, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Northeast Utilities or any of its Subsidiaries or afford access to the properties, books or records of Northeast Utilities or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Northeast Utilities or to any Person in contemplation of an Acquisition Proposal with respect to Northeast Utilities, or (iii) approve, enter into, accept, recommend or endorse, an Acquisition Proposal with respect to Northeast Utilities or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to Northeast Utilities (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intended to cause, or which could reasonably be expected to cause Northeast Utilities to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each a “Northeast Utilities Acquisition Agreement”). Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Northeast Utilities Shareholder Approval, Northeast Utilities and the Northeast Utilities Board may take any actions described in clause (ii) of this Section 5.4(d) with respect to a third party if

(x) Northeast Utilities receives a written Acquisition Proposal with respect to Northeast Utilities from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated by Northeast Utilities or any of its Subsidiaries or any of their respective Representatives) and (y) such proposal constitutes, or the Northeast Utilities Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal could reasonably be expected to lead to, a Superior Proposal with respect to Northeast Utilities, provided that Northeast Utilities shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement (but in relation to Northeast Utilities rather than NSTAR). Nothing contained in this Section 5.4 shall prohibit Northeast Utilities or the Northeast Utilities Board from taking and disclosing to the Northeast Utilities Shareholders a position with respect to an Acquisition Proposal with respect to Northeast Utilities pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(e) Neither (i) the Northeast Utilities Board nor any committee thereof shall directly or indirectly (A) withhold, withdraw (or amend, qualify or modify in a manner adverse to NSTAR), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to NSTAR), the approval, recommendation or declaration of advisability by the Northeast Utilities Board or any such committee thereof of this Agreement, the Merger, the other transactions contemplated by this Agreement or the Northeast Utilities Proposal, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Northeast Utilities or (C) fail to reaffirm or re-publish the Northeast Utilities Recommendation within five (5) Business Days of being requested by NSTAR to do so (any action described in this clause (i) being referred to as a “Northeast Utilities Adverse Recommendation Change”) nor (ii) shall Northeast Utilities or any of its Subsidiaries execute or enter into a Northeast Utilities Acquisition Agreement. For the avoidance of doubt, a change of Northeast Utilities Recommendation to “neutral” is a Northeast Utilities Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Northeast Utilities Shareholder Approval, and subject to Northeast Utilities’ compliance at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Superior Proposal with respect to Northeast Utilities that has not been withdrawn, the Northeast Utilities Board may make a Northeast Utilities Adverse Recommendation Change; provided, however, that Northeast Utilities shall not be entitled to exercise its right to make a Northeast Utilities Adverse Recommendation Change in response to a Superior Proposal with respect to Northeast Utilities (x) until five (5) Business Days after Northeast Utilities provides written notice to NSTAR (a “Northeast Utilities Notice”) advising NSTAR that the Northeast Utilities Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal, (y) if during such five (5) Business Day period, NSTAR proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Northeast Utilities Board determines in good faith, after good faith negotiations between Northeast Utilities and NSTAR (if such negotiations are requested by NSTAR) during such five (5) Business Day period (after consultation with Northeast Utilities’ financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Northeast Utilities and its shareholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Northeast Utilities Notice and a new five (5) Business Day period under this Section 5.4(e)) and (z) unless the Northeast Utilities Board, after consultation with outside legal counsel, determines that the failure to make a Northeast Utilities Adverse Recommendation Change would be inconsistent with its fiduciary obligations (taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal).

(f) Notwithstanding the first sentence of Section 5.4(e), at any time prior to obtaining the Northeast Utilities Shareholder Approval, and subject to Northeast Utilities’ compliance at all times with the provisions of this Section 5.4 and Section 5.3, the Northeast Utilities Board may make a Northeast Utilities Adverse Recommendation Change described in clause (A) of the definition thereof, in response to a material development or change in circumstances occurring or arising after the date of this Agreement that was neither known to the Northeast Utilities Board nor reasonably foreseeable at the date of this Agreement, after the Northeast Utilities Board (i) determines in good faith, after consultation with its outside legal counsel and any other advisor it chooses to consult, that the failure to make such Northeast Utilities Adverse Recommendation Change is inconsistent with its fiduciary duties to the shareholders of NSTAR, (ii) determines in good faith that the reasons for making such Northeast Utilities Adverse Recommendation Change are independent of any pending Acquisition Proposal with respect to NSTAR, and (iii) provides written notice to Northeast Utilities (a “Northeast Utilities Notice of Change”) advising NSTAR that the Northeast Utilities Board is contemplating making a Northeast Utilities Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Northeast Utilities Board may not make such a Northeast Utilities Adverse Recommendation Change until the fifth Business Day after receipt by NSTAR of the Northeast Utilities Notice of Change and (y) during such five (5) Business Day period, at the request of NSTAR, Northeast Utilities shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Northeast Utilities Board not to make such Northeast Utilities Adverse Recommendation Change, consistent with its fiduciary duties.

(g) The Parties agree that in addition to the obligations of NSTAR and Northeast Utilities set forth in paragraphs (a) through (f) of this Section 5.4, as promptly as practicable after receipt thereof, NSTAR or Northeast Utilities, as applicable, shall advise Northeast Utilities or NSTAR, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and NSTAR or Northeast Utilities, as applicable, shall promptly provide to Northeast Utilities or NSTAR, respectively, copies of any written materials received by NSTAR or Northeast Utilities, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of NSTAR and Northeast Utilities agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. NSTAR and Northeast Utilities shall keep Northeast Utilities and NSTAR, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of NSTAR and Northeast Utilities agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(h) For purposes of this Agreement, with respect a party hereto, “Acquisition Proposal” shall mean any bona fide proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean, with respect to a party hereto, any bona fide written Acquisition Proposal with respect to such party made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) fifty percent (50%) or more of the equity securities of such party, in each case on terms which a majority of the Board of Trustees of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to this Section 5.4.

(i) Immediately after the execution and delivery of this Agreement, each party hereto will, and will cause its Subsidiaries and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal with respect to such party. Each party agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.4 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring such party or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

Section 5.5    Regulatory Approvals; Additional Agreements.

(a) As promptly as practicable following the date of this Agreement, NSTAR and Northeast Utilities each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein required by the HSR Act. Without limitation of Section 5.5(b) below, NSTAR and Northeast Utilities each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and NSTAR and Northeast Utilities shall each promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ.

(b) Each of NSTAR and Northeast Utilities shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all other applications, notices, registrations, filings, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement (including pre-merger notification forms required by the merger notification or control Laws of any applicable foreign jurisdiction, as agreed to by the parties), including all NSTAR Regulatory Approvals and all Northeast Utilities Regulatory Approvals. Each of Northeast Utilities and NSTAR shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by a Governmental Entity of any jurisdiction and which the parties may reasonably deem appropriate, and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the NSTAR or Northeast Utilities, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect to any such filings, investigation or other inquiry without using reasonable efforts to give (to the extent feasible and appropriate) the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, a reasonable opportunity to attend or participate. The parties will consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Entity in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act, the Federal Power Act, other antitrust Laws or any applicable state Laws in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each of NSTAR and Northeast Utilities shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and (iii) cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated hereby.

(d) Subject to the conditions and upon the terms of this Agreement, each of Northeast Utilities and NSTAR shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall (i) reasonably cooperate with the other party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from Governmental Entities and parties to any material Contracts required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, including the NSTAR Regulatory Approvals and the Northeast Utilities Regulatory Approvals (provided, however, that Northeast Utilities, Merger Sub, Acquisition Sub and NSTAR shall not be required to pay any fees or make any other payments to any such Person in order to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees imposed by Law or as contemplated in clause (v) hereof)); (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger; and (v) with respect to any approval, consent, ratification, permission, waiver of authorization required to be obtained from parties to any material Contracts as provided in clause (iii) hereof, enter into and negotiate commercially reasonable definitive agreements with respect to such parties to such material Contracts, offer customary fees, discounts and other incentives to such parties on commercially reasonable terms and pay any customary expenses incurred in connection therewith.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) neither NSTAR nor Northeast Utilities shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of the other party, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of Northeast Utilities or any of Northeast Utilities’ Affiliates with respect to, or its ability to retain, NSTAR and NSTAR’s Subsidiaries, Northeast Utilities or Northeast Utilities’ Subsidiaries, or any of the respective businesses, product lines or assets of Northeast Utilities, NSTAR or any of their respective Subsidiaries or Affiliates, and (ii) neither Northeast Utilities nor NSTAR, nor any of their respective Affiliates, shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, NSTAR and NSTAR’s Subsidiaries, Northeast Utilities or Northeast Utilities’ Subsidiaries, or any of the respective businesses, product lines or assets of Northeast Utilities, NSTAR or any of their respective Subsidiaries or Affiliates, in each case if such divestiture or other action with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on NSTAR or Northeast Utilities and their respective Subsidiaries, taken as a whole (provided that for the purpose of determining whether a potential adverse effect would constitute a material adverse effect for the purposes hereof, each of NSTAR or Northeast Utilities and their respective Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of NSTAR and Northeast Utilities, together with each of their Subsidiaries, taken as a whole). In addition, neither Northeast Utilities nor any of its Affiliates shall be under any obligation to take any action under this Section 5.5 if the FTC or the DOJ authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement or if any Governmental Entity outside of the United States seeks comparable relief under any antitrust Laws.

Section 5.6    NSTAR Share Options.

NSTAR shall take all action required so that, at the Effective Time, each option to purchase NSTAR Common Shares that was granted under the NSTAR Share Plans (collectively the “NSTAR Share Options”) and that is outstanding immediately prior to the Effective Time shall convert into an option to acquire, on the same terms and conditions as were applicable to the NSTAR Share Option prior to the merger (after giving effect to any acceleration of vesting as a result of the transactions contemplated by this Agreement), a number of Northeast Utilities Common Shares equal to the product of the number of NSTAR Common Shares subject to the NSTAR Share Option and the Exchange Ratio, rounded down to the nearest whole share of Northeast Utilities Common Shares, at an exercise price per share of Northeast Utilities Common Shares equal to the quotient obtained by dividing the per share exercise price of the NSTAR Share Option by the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Code applies to any such NSTAR Share Options, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the conversion contemplated by this Section 5.6 to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable.

Section 5.7    Employee and Labor Matters.

(a) With respect to the compensation and benefits to be provided after the Effective Time in respect of individuals who are employees of NSTAR or its Subsidiaries as of the Effective Time (the “NSTAR Employees”) and to individuals who are employees of Northeast Utilities or its Subsidiaries as of the Effective Time (the “Northeast Utilities Employees” and, together with the NSTAR Employees, the “Employees”) who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, NSTAR and Northeast Utilities have agreed that, consistent with the current practices of NSTAR and Northeast Utilities, the Surviving Company and Northeast Utilities will seek after the Effective Time to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the specific intention that, in each of the markets in which they operate, the compensation and benefit programs of the Surviving Company and Northeast Utilities will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded.

(b) For all purposes under the employee benefit plans of Northeast Utilities and its Subsidiaries providing benefits to any Employees after the Effective Time (the “New Plans”), each NSTAR Employee shall be credited with his or her years of service with NSTAR and its Subsidiaries before the Effective Time, and each Northeast Utilities Employee shall be credited with his or her years of service with Northeast Utilities and its Subsidiaries before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar NSTAR Employee Plan or Northeast Utilities Employee Plan, as applicable; provided, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits, nor (ii) to the extent NSTAR Employees and Northeast Utilities Employees are equally affected without regard to whether employment before the Effective Time was with NSTAR and its Subsidiaries or Northeast Utilities and its Subsidiaries (for example, in the event a New Plan is adopted for NSTAR Employees and Northeast Utilities Employees under which no participants receive credit for service before the effective date of the New Plan). In addition, and without limiting the generality of the foregoing provisions of this paragraph (b): (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable NSTAR Employee Plan or Northeast Utilities Employee Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Northeast Utilities shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Northeast Utilities shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, NSTAR and the Surviving Company shall honor, and shall cause their Subsidiaries to honor, in accordance with its terms, each employment, severance and termination agreement, any NSTAR Labor Agreement, or any Northeast Utilities Labor Agreement between, on the one hand, NSTAR or Northeast Utilities, or any of their respective Subsidiaries, and on the other hand any current or former officer, Trustee, member of the board of directors or employee of any such company, to the extent such terms are in effect immediately before the Effective Time.

(d) The provisions of this Section 5.7 shall not be construed to prevent the termination of employment of any Employee, or the amendment or termination of any particular NSTAR Employee Plan or Northeast Utilities Employee Plan, to the extent permitted by its terms as in effect immediately before the Effective Time. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does constitute the establishment or adoption of, or amendment to any NSTAR Employee Plan or Northeast Utilities Employee Plan, and no person participating in any such plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

(e) At and after the Effective Time, it shall be the intent of NSTAR and Northeast Utilities, that (subject to obligations under applicable law and applicable collective bargaining agreements): (i) any reductions in the Employee work force of NSTAR or Northeast Utilities or any of their Subsidiaries shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications, without regard to whether employment before the Effective Time was with NSTAR and its Subsidiaries or Northeast Utilities and its Subsidiaries, and any Employees whose employment is terminated or jobs are eliminated by NSTAR or Northeast Utilities or any of their Subsidiaries after the Effective Time shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by NSTAR or Northeast Utilities or any of their Subsidiaries for which they are eligible; and (ii) Employees shall be entitled to participate in all job training, career development and educational programs of NSTAR and Northeast Utilities or any of their Subsidiaries for which they are eligible, and shall be entitled to fair and equitable consideration in connection with any job opportunities with NSTAR and Northeast Utilities and their Subsidiaries, in each case without regard to whether employment before the Effective Time was with NSTAR and its Subsidiaries or Northeast Utilities and its Subsidiaries.

Section 5.8    Indemnification of Officers and Trustees.

(a) From and after the Effective Time, each of Northeast Utilities and the Surviving Company agrees that it shall indemnify, defend and hold harmless each present and former trustee, officer and employee of NSTAR or Northeast Utilities, as the case may be, each present and former trustee, member of the board of directors, officer and employee of any of NSTAR’s Subsidiaries or Northeast Utilities’ Subsidiaries, as the case may be, and any fiduciary under any NSTAR Employee Plan or Northeast Utilities Employee Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a trustee, officer, employee or fiduciary of NSTAR or Northeast Utilities or a member of the board of directors, officer, employee or fiduciary of any of their respective Subsidiaries or a fiduciary under any NSTAR Employee Plan or Northeast Utilities Employee Plan, as the case may be, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated hereby), to the fullest extent that NSTAR or Northeast Utilities, as the case may be, would have been permitted under Massachusetts law and their respective declaration of trust and bylaws (and, to the extent not contrary to Massachusetts law or its organizational documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and Northeast Utilities or the Surviving Company shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent that NSTAR or Northeast Utilities, as the case may be, would have been permitted under Massachusetts law or its declaration of trust or, with respect to NSTAR, its bylaws (and, to the extent not contrary to Massachusetts law or its organizational documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Massachusetts law or the applicable declaration of trust or bylaws (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether a trustee’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under Massachusetts law and the applicable declaration of trust and bylaws (or the applicable organizational documents of a Subsidiary or NSTAR Employee Plan or Northeast Utilities Employee Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Northeast Utilities nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Company shall cooperate in the defense of such matter. The parties agree that this Section 5.8(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, NSTAR Employee Plan or Northeast Utilities Employee Plan in effect on the date of this Agreement and disclosed to either party prior to the execution hereof, which provisions shall not be amended, repealed or otherwise in any manner that would materially adversely affect the rights thereunder of any such individual.

(b) From and after the Effective Time, Northeast Utilities shall, and shall cause the Surviving Company to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former trustees, officers or employees, as the case may be, of NSTAR, Northeast Utilities or their respective Subsidiaries as provided in their respective declaration of trust, certificates of incorporation or by-laws or other organizational documents or in any agreement to which NSTAR, Northeast Utilities or any of their respective Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. For a period of six (6) years from the Effective Time, Northeast Utilities shall, and shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of NSTAR’s, Northeast Utilities’ and any of their respective Subsidiary’s declaration of trust, certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of NSTAR, Northeast Utilities or their respective Subsidiaries with any of their respective trustees, members of the board of directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former trustees, members of the board of directors, officers or employees of NSTAR, Northeast Utilities or any of their respective Subsidiaries; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation pending or asserted or any claim made within such period shall continue until the disposition of such claim, action, suit, proceeding or investigation or resolution of such claim, action, suit, proceeding or investigation. From and after the Effective Time, Northeast Utilities shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.8 without limit as to time.

(c) The Surviving Company shall, in its sole discretion, either (i) continue to maintain in effect for a period of at least six (6) years from and after the Effective Time for the Persons who, as of the date of this Agreement, are covered by NSTAR’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in NSTAR’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Company (or its successor) shall purchase the best available D&O Insurance from a recognized insurance company for such six-year period with terms, conditions, retentions and with levels of coverage at least as favorable as provided in NSTAR’s existing policies as of the date of this Agreement, or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by NSTAR’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as NSTAR’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), with respect to NSTAR’s D&O Insurance.

(d) If Northeast Utilities or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or Entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Northeast Utilities or the Surviving Company shall assume all of the obligations set forth in this Section 5.8.

(e) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Northeast Utilities and the Surviving Company and shall not be amended in any manner that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the written consent of the Indemnified Party (including its successors, heirs and legal representatives) affected thereby.

(f) The rights of the Indemnified Parties under this Section 5.8 shall be in addition to any rights such Indemnified Parties may have under the NSTAR Organization Documents or the comparable documents of any of NSTAR’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Northeast Utilities prior to the execution hereof, and Northeast Utilities shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by NSTAR or any of its Subsidiaries in effect on the date of this Agreement and disclosed to Northeast Utilities prior to the execution hereof.

Section 5.9    Public Disclosure.

The initial press release relating to this Agreement shall be a joint press release and thereafter Northeast Utilities and NSTAR shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a NSTAR Adverse Recommendation Change or a Northeast Utilities Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 5.4 of this Agreement. No provision of this Agreement shall prohibit either NSTAR or Northeast Utilities from issuing any press release or public statement in the event of a NSTAR Adverse Recommendation Change or a Northeast Utilities Adverse Recommendation Change in compliance in all respects with the terms of Section 5.4 of this Agreement.

Section 5.10    NYSE Listing of Additional Shares.

Northeast Utilities shall, prior to the Closing Date and in accordance with the requirements of the NYSE, use its reasonable best efforts to file with the NYSE a subsequent listing application (“Subsequent Listing Application”) covering the Northeast Utilities Common Shares to be issued to NSTAR Shareholders pursuant to this Agreement.

Section 5.11    Takeover Laws.

If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Northeast Utilities and NSTAR and the members of its Board of Trustees, to the extent permissible under applicable Laws, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Laws, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.12    Section 16.

Northeast Utilities shall, prior to the Effective Time, cause Northeast Utilities’ Board of Trustees to approve the issuance of Northeast Utilities equity securities in connection with the Merger with respect to any employees of NSTAR who, as a result of their relationship with Northeast Utilities as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Board of Trustees of NSTAR shall approve the disposition of NSTAR equity securities (including derivative securities) in connection with the Merger by those Trustees and officers of NSTAR subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 5.13    Notice of Changes.

Each of NSTAR and Northeast Utilities shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the Termination Date.

Section 5.14    Standstill Agreements; Confidentiality Agreements.

During the period from the date of this Agreement through the Effective Time, neither Northeast Utilities nor NSTAR shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. During such period, NSTAR, Northeast Utilities or its applicable Subsidiary, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement.

Section 5.15    Tax Matters.

Each party shall, both prior to and following the Effective Time, cooperate with the other parties, and use its reasonable best efforts, to cause the Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (a) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment, (b) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Combination to such party or its shareholders), and (c) using its reasonable best efforts to obtain the opinions referred to in Sections 6.2(e) and 6.3(e), and any tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement, including by executing customary letters of representation.

Section 5.16    Dividends.

(a) After the date of this Agreement, in accordance with Sections 4.1(b)(i)(1) and 4.2(b)(i)(1), each of NSTAR and Northeast Utilities, respectively, shall have the right to take any action deemed necessary by such party to ensure that holders of a NSTAR Common Share and Northeast Utilities Common Share, respectively, shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to each NSTAR Common Share or Northeast Utilities Common Share, and each of NSTAR and Northeast Utilities shall cooperate with the other in respect of the payment of dividends with respect to each NSTAR Common Share and the Northeast Utilities Common Share and the record dates and payment dates relating thereto in order to achieve the foregoing.

(b) To the extent permitted by applicable law and consistent with the fiduciary duties of the Trustees of Northeast Utilities, Northeast Utilities shall take all actions necessary so that the first quarterly dividend paid per Northeast Utilities Common Share after the Effective Time multiplied by the Exchange Ratio and rounded to the nearest cent is at least equal to the amount per NSTAR Common Share of the most recent quarterly dividend paid by NSTAR prior to the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation.

The respective obligations of NSTAR, Northeast Utilities and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

(a) The NSTAR Shareholder Approval shall have been obtained;

(b) The Northeast Utilities Shareholder Approval shall have been obtained;

(c) No provision of any applicable Law and no Order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement;

(d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC or any state securities administrator nor shall proceedings seeking a stop order have been initiated or, to the knowledge of NSTAR or Northeast Utilities, as the case may be, be threatened by the SEC or any state securities administrator;

(e) Northeast Utilities shall have filed with the NYSE the Subsequent Listing Application with respect to the Northeast Utilities Common Shares issued or issuable pursuant to this Agreement and such Northeast Utilities Common Shares shall have been approved and authorized for listing on the NYSE, subject to official notice of issuance; and

(f) The NSTAR Regulatory Approvals and the Northeast Utilities Regulatory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the transactions contemplated by this Agreement) and have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) NSTAR and its Subsidiaries taken as a whole or (ii) Northeast Utilities and its Subsidiaries taken as a whole, provided that for the purpose of determining whether such terms and conditions could have a material adverse effect for the purposes of this Section 6.1(f), each of NSTAR or Northeast Utilities and their respective Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of NSTAR and Northeast Utilities, together with each of their Subsidiaries, taken as a whole. As used in this Agreement, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by applicable Law, regulation or order have been satisfied.

Section 6.2    Additional Conditions to Northeast Utilities’ and Merger Sub’s Obligations.

The respective obligations of Northeast Utilities and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, the waiver by Northeast Utilities and Merger Sub on or prior to the Effective Time of each of the following conditions:

(a) NSTAR shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under this Agreement prior to the Effective Time;

(b) The representations and warranties of NSTAR set forth in Section 2.4 shall be true and correct with respect to those items that are qualified by “materiality” and shall be true and correct in all respects with respect to those matters that are not so qualified except, in each case, for any inaccuracies that are, individually or in the aggregate, de minimis in nature, in each case both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of NSTAR set forth in this Agreement (other than those set forth in Section 2.4), shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality,” “NSTAR Material Adverse Effect” or similar qualification set forth therein) would not reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect;

(c) Northeast Utilities shall have received a certificate from a duly authorized officer of NSTAR certifying as to the matters set forth in paragraphs (a) and (b) of this Section 6.2;

(d) Since the date of this Agreement, there shall not have been any change, effect, event, development condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a NSTAR Material Adverse Effect;

(e) Northeast Utilities shall have received a written tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Northeast Utilities, to the effect that the

Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “SASMF Tax Opinion”); it being understood that in rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall be entitled to rely upon customary representations provided by the relevant parties; and

(f) Northeast Utilities shall have received a copy of the Ropes & Gray Tax Opinion.

The foregoing conditions are for the sole benefit of Northeast Utilities and Merger Sub and may, subject to the terms of this Agreement, be waived by Northeast Utilities and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Northeast Utilities and Merger Sub. The failure by Northeast Utilities and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 6.3    Additional Conditions to NSTAR’s Obligations.

The obligations of NSTAR to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, the waiver by NSTAR on or prior to the Effective Time of each of the following conditions:

(a) Each of Northeast Utilities and Merger Sub shall have performed or complied in all material respects with its respective covenants, obligations or agreements required to be performed or complied with under this Agreement prior to the Effective Time;

(b) The representations and warranties of Northeast Utilities set forth in Section 3.4 shall be true and correct with respect to those items that are qualified by “materiality” and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of Northeast Utilities set forth in this Agreement (other than those set forth in Section 3.4) shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality,” “Northeast Utilities Material Adverse Effect” or similar qualification set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect;

(c) NSTAR shall have received a certificate from a duly authorized officer of Northeast Utilities as to the matters set forth in paragraphs (a) and (b) of this Section 6.3;

(d) Since the date of this Agreement, there shall not have been any change, effect, event, development, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Northeast Utilities Material Adverse Effect;

(e) NSTAR shall have received a written tax opinion from Ropes & Gray LLP, in form and substance reasonably satisfactory to NSTAR, to the effect that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Ropes & Gray Tax Opinion”); it being understood that in rendering such opinion, Ropes & Gray LLP shall be entitled to rely upon customary representations provided by the relevant parties; and

(f) NSTAR shall have received a copy of the SASMF Tax Opinion.

The foregoing conditions are for the sole benefit of NSTAR and may, subject to the terms of this Agreement, be waived by NSTAR, in whole or in part at any time and from time to time, in the sole discretion of NSTAR. The failure by NSTAR at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

ARTICLE VII

TERMINATION

Section 7.1    Termination.

This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by NSTAR Shareholders or approval of the Northeast Utilities Proposal by the Northeast Utilities Shareholders, in the following circumstances:

(a) by mutual written consent of Northeast Utilities and NSTAR;

(b) by either Northeast Utilities or NSTAR if:

(i) the Merger shall not have been consummated on or prior to date twelve (12) months from signing date (the “Termination Date”); provided, however that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 6.1(c) and Section 6.1(f)), the Termination Date may be extended by Northeast Utilities or NSTAR from time to time by written notice to the other party up to a date not beyond the 18-month anniversary of the date hereof, any of which dates shall thereafter be deemed to be the Termination Date; and provided, further that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(ii) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations pursuant to Section 5.5 resulted in the entry of the Order or the taking of such other action;

(iii) the required approval of NSTAR Shareholders contemplated by this Agreement at the NSTAR Shareholders’ Meeting (or at any adjournment thereof) shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to NSTAR where the failure to obtain the required approval of the NSTAR Shareholders shall have been caused by the action or failure to act of NSTAR and such action or failure to act constitutes a material breach by NSTAR of this Agreement; or

(iv) the required approval of the Northeast Utilities Shareholders contemplated by this Agreement at the Northeast Utilities Shareholders’ Meeting (or any adjournment thereof) shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to Northeast Utilities where the failure to obtain the required approval of the Northeast Utilities Shareholders shall have been caused by the actions or failure to act of Northeast Utilities and such action or failure to act constitutes a material breach by Northeast Utilities of this Agreement.

(c) by Northeast Utilities:

(i) at any time prior to the Effective Time, if any of NSTAR’s covenants, representations or warranties contained in this Agreement (other than those set forth in Section 5.4) shall have been breached or, any of NSTAR’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c) would not be satisfied, and such breach (A) is incapable of being cured by NSTAR or (B) shall not have been cured within sixty (60) days of receipt by NSTAR of written notice of such breach describing in reasonable detail such breach;

(ii) if the Board of Trustees of NSTAR or any committee thereof (A) shall make a NSTAR Adverse Recommendation Change, (B) shall approve or adopt or recommend the approval or adoption of any Acquisition Proposal with respect to NSTAR or the execution of a definitive agreement with respect to an Acquisition Proposal with respect to NSTAR (other than any confidentiality agreement permitted by Section 5.4(a)), (C) shall not include the NSTAR Recommendation in the Joint Proxy Statement, or (D) shall resolve, agree to, publicly propose to or allow NSTAR to publicly propose to take any of the actions in clauses (A) through (C) of this Section 7.1(c)(ii);

(iii) if NSTAR materially breaches Section 5.4; or

(iv) at any time prior to obtaining the Northeast Utilities Shareholder Approval, upon a Northeast Utilities Adverse Recommendation Change or in order to enter into a definitive agreement with respect to a Superior Proposal, in each case, if Northeast Utilities has complied with its obligations under Section 5.4 and, in connection with the termination of this Agreement, Northeast Utilities pays to NSTAR in immediately available funds the Termination Fee required to be paid by Section 7.3(b)(i).

(d) by NSTAR:

(i) at any time prior to the Effective Time, if any of Northeast Utilities’ or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of Northeast Utilities’ and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Northeast Utilities or Merger Sub, as the case may be, or (B) shall not have been cured within sixty (60) days of receipt by Northeast Utilities of written notice of such breach describing in reasonable detail such breach;

(ii) if the Board of Trustees of Northeast Utilities, or any committee thereof (A) shall make a Northeast Utilities Adverse Recommendation Change, (B) shall approve or adopt or recommend the approval or adoption of any Acquisition Proposal or the execution of a definitive agreement in connection with an Acquisition Proposal (other than any confidentiality agreement permitted by Section 5.4(d)), (C) shall not include the Northeast Utilities Recommendation in the Joint Proxy Statement or (D) shall resolve, agree to, publicly propose to or allow Northeast Utilities to publicly propose to take any of the actions in clauses (A)-(C) of this Section 7.1(d)(ii);

(iii) if Northeast Utilities materially breaches Section 5.4; or

(iv) at any time prior to obtaining the NSTAR Shareholder Approval, upon a NSTAR Adverse Recommendation Change or in order to enter into a definitive agreement with respect to a Superior Proposal, in each case, if NSTAR has complied with its obligations under Section 5.4 and, in connection with the termination of this Agreement, NSTAR pays to Northeast Utilities in immediately available funds the Termination Fee required to be paid by Section 7.3(b)(ii).

Section 7.2    Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Article VIII of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or fraud.

Section 7.3    Expenses; Termination Fees.

(a) Expenses. Except as set forth in this Section 7.3, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses, whether or not the Merger is consummated.

(b) Termination Fee.

(i) In the event that (A) this Agreement is terminated by NSTAR pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii) or (B) this Agreement is terminated by Northeast Utilities pursuant to Section 7.1(c)(iv), then Northeast Utilities shall pay to NSTAR the Termination Fee (X) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (A) above, or (Y) upon termination of this Agreement in the case of a termination pursuant to clause (B) above and (Z) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(ii) In the event that (A) this Agreement is terminated by Northeast Utilities pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) or (B) this Agreement is terminated by NSTAR pursuant to Section 7.1(d)(iv), then NSTAR shall pay to Northeast Utilities the Termination Fee (X) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (A) above, or (Y) upon termination of this Agreement in the case of a termination pursuant to clause (B) above and (Z) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(iii) In the event that, prior to the NSTAR Shareholders’ Meeting, an Acquisition Proposal with respect to NSTAR is publicly proposed or publicly disclosed and this Agreement is terminated by Northeast Utilities or NSTAR pursuant to Section 7.1(b)(iii), then NSTAR shall pay to Northeast Utilities the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within nine (9) months after any such termination described in the immediately preceding sentence, NSTAR enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to NSTAR (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(iii)), then NSTAR shall pay to Northeast Utilities the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

(iv) In the event that, prior to the Northeast Utilities Shareholders’ Meeting, an Acquisition Proposal with respect to Northeast Utilities is publicly proposed or publicly disclosed and this Agreement is terminated by Northeast Utilities or NSTAR pursuant to Section 7.1(b)(iv), then Northeast Utilities shall pay to NSTAR the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within nine (9) months after any such termination described in the immediately preceding sentence, Northeast Utilities enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Northeast Utilities (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(iv)), then Northeast Utilities shall pay to NSTAR the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

(v) In the event that, (A) an Acquisition Proposal (1) with respect to NSTAR has been publicly proposed or publicly disclosed on or prior to the date of the NSTAR Shareholder Approval (and not abandoned or withdrawn by such date) and such NSTAR Shareholder Approval is obtained or (2) is publicly proposed or publicly disclosed following the NSTAR Shareholder Approval and, in each case, thereafter this Agreement is terminated by either NSTAR or Northeast Utilities pursuant to Section 7.1(b)(i), and (B) concurrently with or within nine (9) months after any such termination described in the immediately preceding clause (A), NSTAR enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to NSTAR (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(v)), then NSTAR shall pay to Northeast Utilities (X) the Termination Fee as promptly as possible (but in any event within three (3) Business Days)

following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal and (Y) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(vi) In the event that, (A) an Acquisition Proposal (1) with respect to Northeast Utilities has been publicly proposed or publicly disclosed on or prior to the date of the Northeast Utilities Shareholder Approval (and not abandoned or withdrawn by such date) and such Northeast Utilities Shareholder Approval is obtained or (2) is publicly proposed or publicly disclosed following the Northeast Utilities Shareholder Approval and, in each case, thereafter this Agreement is terminated by either NSTAR or Northeast Utilities pursuant to Section 7.1(b)(i), and (B) concurrently with or within nine (9) months after any such termination described in the immediately preceding clause (A), Northeast Utilities enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Northeast Utilities (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(vi)), then Northeast Utilities shall pay to NSTAR (X) the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal and (Y) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(vii) As used in this Agreement, “Termination Fee” shall mean $135,000,000. As used in this Agreement, “Expenses” shall mean documented out of pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $35,000,000.

(viii) Upon payment of the Termination Fee and the Expenses, as applicable, the paying party shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the other party (provided, that nothing herein shall release any party from liability for intentional breach or fraud). The parties acknowledge and agree that in no event shall either party be required to pay the Termination Fee and the Expenses, as applicable, on more than one occasion.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Amendment.

At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by NSTAR Shareholders or Northeast Utilities Shareholders) if, any only if, such amendment or waiver is in writing and signed by Northeast Utilities, NSTAR, Acquisition Sub and Merger Sub; provided, however, that after the receipt of NSTAR Shareholder Approval or Northeast Utilities Shareholder Approval, no amendment shall be made which by applicable Laws or the rules of the NYSE requires further approval of NSTAR Shareholders or Northeast Utilities Shareholders without the further approval of such shareholders.

Section 8.2    Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3    No Survival of Representations and Warranties.

None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.4    Entire Agreement; Counterparts.

This Agreement (and the exhibits and schedules hereto, the NSTAR Disclosure Letter and Northeast Utilities Disclosure Letter) constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by facsimile transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 8.5    Applicable Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the Commonwealth of Massachusetts and that the laws of said Commonwealth shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that any action, suit or proceeding arising out of the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the federal or state courts of the Commonwealth of Massachusetts, and each of the parties hereby irrevocably and unconditionally: (a) consents to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts for any Proceeding (and each party agrees not to commence any Proceeding, except in such courts); (b) waives any objection to the laying of venue of any Proceeding in the federal or state courts of the Commonwealth of Massachusetts; (c) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court of the Commonwealth of Massachusetts has been brought in an improper or otherwise inconvenient forum; and (d) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees: (x) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party’s agent for acceptance of legal process, and (y) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (x) or (y) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts.

Section 8.6    Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7    Assignability.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 8.8    No Third Party Beneficiaries.

Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 5.8 only, Northeast Utilities and NSTAR agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.9    Notices.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5 p.m. Eastern Time on such date or if the date is not a Business Day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Northeast Utilities, Merger Sub or Acquisition Sub:

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103-2818

Facsimile number: 860-728-4581

Attention: Gregory B. Butler

with a copy to (which copy shall not constitute notice hereunder):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Facsimile number: 212-735-2000

Attention: Sheldon S. Adler, Esq.

                    Michael P. Rogan, Esq.

If to NSTAR:

NSTAR

800 Boylston Street

Boston, Massachusetts 02199

Facsimile number: 617-424-2421

Attention: Douglas S. Horan

with a copy to (which copy shall not constitute notice hereunder):

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, Massachusetts 02199

Facsimile number: 617-235-0030

Attention: David A. Fine, Esq.

Section 8.10    Severability.

If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (b) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement; provided, however, that the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith in general fashion to modify this Agreement so as to effect the original interest of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.11    Specific Performance.

The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed, or is threatened to not be performed, in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.12    Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) For purposes of this Agreement, “knowledge” with respect to any party hereto shall mean the actual knowledge of such party’s executive officers (as such term is defined in Rule 3b-7 of the Exchange Act).

(e) For the purposes of this Agreement, “executive officers” shall have the meaning given to such term in Rule 3b-7 of the Exchange Act.

(f) Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

(g) As used in this Agreement, “the date hereof” means October 16, 2010.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

NORTHEAST UTILITIES

By:	/s/ Charles W. Shivery

Name:	Charles W. Shivery
Title:	Chairman, President and Chief Executive Officer

NU HOLDING ENERGY 1 LLC

By:	/s/ Charles W. Shivery

Name:	Charles W. Shivery
Title:	President

NU HOLDING ENERGY 2 LLC

By:	/s/ Charles W. Shivery

Name:	Charles W. Shivery
Title:	President

NSTAR

By:	/s/ Thomas J. May

Name:	Thomas J. May
Title:	Chairman, President and
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

INDEX OF DEFINED TERMS

Section
Acceptable Confidentiality Agreement	Section 5.4(a)
Acquisition Proposal	Section 5.4(h)
Acquisition Sub	Preamble
Activities	Section 5.1(a)
Affiliate	Section 2.5(c)(i)
Agreement	Preamble
Atomic Energy Act	Section 2.5(a)
Book-Entry Share	Section 1.7
Business Day	Section 1.3
Certificate of Merger	Section 1.3
Cleanup	Section 2.13(c)(i)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Combination	Recitals
Confidentiality Agreement	Section 5.1(b)
Contract	Section 2.5(c)(ii)
D&O Insurance	Section 5.8(c)
Designated Northeast Utilities Trustees	Section 1.5(a)(i)
Designated NSTAR Trustees	Section 1.5(a)(i)
DOE	Section 2.6(g)
DOJ	Section 5.5(a)
Effective Time	Section 1.3
Employees	Section 5.7(a)
Encumbrance	Section 2.5(c)(iii)
Entity	Section 1.6(g)(i)
Environmental Claim	Section 2.13(c)(ii)
Environmental Law	Section 2.13(c)(iii)
Environmental Permits	Section 2.13(c)(iv)
EP Act 2005	Section 2.6(g)
ERISA	Section 2.12(a)
Exchange Act	Section 2.5(a)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Exchange Ratio	Section 1.6(a)
Excluded Shares	Section 1.6(a)(i)
executive officers	Section 8.12(e)
Exempt Wholesale Generator	Section 2.9(c)
Expenses	Section 7.3(b)(vii)
Federal Power Act	Section 2.5(a)
FERC	Section 2.5(a)
Final Order	Section 6.1(f)
FTC	Section 5.5(a)
GAAP	Section 1.6(g)(ii)
Governmental Entity	Section 1.6(g)(iii)
Hazardous Materials	Section 2.13(c)(v)
HSR Act	Section 2.5(a)
Indemnified Parties	Section 5.8(a)
Intellectual Property	Section 2.16(b)
Intended Tax Treatment	Section 5.15
Joint Proxy Statement	Section 5.2
knowledge	Section 8.12(d)

Law	Section 1.8(h)
Legal Proceeding	Section 2.14(b)(i)
M.G.L.	Recitals
Merger	Recitals
Merger Consideration	Section 1.6(a)
Merger Sub	Preamble
Net Northeast Utilities Position	Section 3.18(a)
New Plans	Section 5.7(b)
Northeast Utilities	Preamble
Northeast Utilities Acquisition Agreement	Section 5.4(d)
Northeast Utilities Adverse Recommendation Change	Section 5.4(e)
Northeast Utilities Balance Sheet	Section 3.6(c)
Northeast Utilities Balance Sheet Date	Section 3.6(c)
Northeast Utilities Common Shares	Section 1.6(a)(ii)
Northeast Utilities Disclosure Letter	Article III
Northeast Utilities Employee Plans	Section 3.12(a)
Northeast Utilities Employees	Section 5.7(a)
Northeast Utilities ERISA Affiliate	Section 3.12(a)
Northeast Utilities Excess Shares	Section 1.8(c)
Northeast Utilities Labor Agreements	Section 3.12(d)
Northeast Utilities Lease	Section 3.15(c)
Northeast Utilities Leased Property	Section 3.15(a)
Northeast Utilities Material Adverse Effect	Section 3.1(c)
Northeast Utilities Material Contracts	Section 3.10(c)
Northeast Utilities Notice	Section 5.4(e)
Northeast Utilities Notice of Change	Section 5.4(f)
Northeast Utilities Organization Documents	Section 3.1(a)
Northeast Utilities Owned Property	Section 3.15(a)
Northeast Utilities Permits	Section 3.9(b)
Northeast Utilities Proposal	Section 3.3
Northeast Utilities Recommendation	Recitals
Northeast Utilities Regulatory Approvals	Section 3.5(a)
Northeast Utilities RSUs	Section 3.4(a)
Northeast Utilities SEC Documents	Section 3.6(a)
Northeast Utilities Share Options	Section 3.4(d)
Northeast Utilities Share Plans	Section 3.4(a)
Northeast Utilities Shareholder Approval	Section 3.3
Northeast Utilities Shareholders	Recitals
Northeast Utilities Shareholders’ Meeting	Section 5.3(b)
Northeast Utilities Trading Guidelines	Section 3.18(a)
NRC	Section 2.5(a)
NSTAR	Preamble
NSTAR Acquisition Agreement	Section 5.4(a)
NSTAR Adverse Recommendation Change	Section 5.4(b)
NSTAR Balance Sheet	Section 2.6(c)
NSTAR Balance Sheet Date	Section 2.6(c)
NSTAR Common Shares	Section 1.6(a)(i)
NSTAR Common Shares Trust	Section 1.8(c)(i)
NSTAR Disclosure Letter	Article II
NSTAR Employee Plans	Section 2.12(a)
NSTAR Employees	Section 5.7(a)
NSTAR ERISA Affiliate	Section 2.12(a)
NSTAR Labor Agreements	Section 2.12(d)
NSTAR Lease	Section 2.15(c)
NSTAR Leased Property	Section 2.15(a)
NSTAR Material Adverse Effect	Section 2.1(c)

NSTAR Material Contracts	Section 2.10(c)
NSTAR Notice	Section 5.4(b)
NSTAR Notice of Change	Section 5.4(c)
NSTAR Organization Documents	Section 2.1(a)
NSTAR Owned Property	Section 2.15(a)
NSTAR Permits	Section 2.9(b)
NSTAR Preferred Shares	Section 2.4(a)
NSTAR Recommendation	Recitals
NSTAR Regulatory Approvals	Section 2.5(a)
NSTAR RSUs	Section 2.4(a)
NSTAR SEC Documents	Section 2.6(a)
NSTAR Share Certificate	Section 1.7
NSTAR Share Options	Section 5.6
NSTAR Share Plans	Section 2.4(a)
NSTAR Shareholder Approval	Section 2.3
NSTAR Shareholders	Recitals
NSTAR Shareholders’ Meeting	Section 5.3(a)
NYSE	Section 1.8(c)
Old Plans	Section 5.7(b)
Order	Section 2.14(b)(ii)
Permit	Section 2.5(c)(iv)
Permitted Encumbrance	Section 2.5(c)(v)
Person	Section 1.6(g)(iv)
Pre-Closing Period	Section 4.1(a)
Proceeding	Section 8.5
PUHCA 2005	Section 2.9(c)
Registration Statement	Section 5.2
Release	Section 2.13(c)(vi)
Representatives	Section 5.1(a)
Ropes & Gray Tax Opinion	Section 6.3(e)
SASMF Tax Opinion	Section 6.2(e)
SEC	Section 2.6(a)
Sections	Section 8.12(f)
Securities Act	Section 2.6(a)
Shares	Section 1.7
SOX	Section 2.6(a)
Subsequent Certificate of Merger	Section 1.3
Subsequent Listing Application	Section 5.10
Subsequent Merger	Recitals
Subsidiary	Section 1.6(g)(v)
Superior Proposal	Section 5.4(h)
Surviving Company	Section 1.1
Surviving Trust	Section 1.1
Takeover Laws	Section 2.21(b)
Tax Return	Section 2.11(c)
Taxes	Section 2.11(c)
Taxing Authority	Section 2.11(c)
Termination Date	Section 7.1(b)(i)
Termination Fee	Section 7.3(b)(vii)
the date hereof	Section 8.12(g)
Transition Committee	Section 1.11(c)
Treasury Regulations	Section 2.11(c)
WARN Act	Section 2.12(f)

Exhibit 1.5(a)(1)

Roles of Chairman and Lead Trustee

LEAD TRUSTEE: The Lead Trustee is recommended by the Governance Committee and appointed by the Board. The Lead Trustee presides at executive sessions of the independent trustees. The Lead Trustee works with the Chairman to facilitate communication between the Chief Executive Officer and Board members. The Lead Trustee participates with the Compensation Committee in its evaluation of the Chief Executive Officer and provides ongoing information to the Chief Executive Officer about his/her performance.

CHAIRMAN: The chairman of the Board is recommended by the Governance Committee and appointed by the Board. The Chairman presides at the Annual Meeting of Shareholders and at all meetings of the Executive Committee and the Board, other than executive sessions of the independent trustees. The Chairman and the Chief Executive Officer develop the annual Board calendar and Board meeting agendas. The Chairman works with the Lead Trustee to facilitate communication between the Chief Executive Officer and the Board members. The Chairman acts as a resource to the Chief Executive Officer in the development of key corporate strategies and goals. The Chairman provides a visible presence in our communities and region. Working with the Chief Executive Officer, the Chairman provides leadership on regional and national policy and industry association matters.

Exhibit 1.5(a)(2)

Powers and Responsibilities of Committee Charters

AUDIT: The Audit Committee reviews and evaluates the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and the Company’s compliance programs. The Audit Committee has the sole authority to select or replace the independent auditors and is responsible for their compensation and oversight of their work.

COMPENSATION: The Board of Trustees has delegated to its Compensation Committee (“the Committee”) overall responsibility for establishing the compensation program for all the Company’s vice presidents and above (“officers”), including the Named Executive Officers. In this role, the Committee sets compensation policy, compensation levels, and special employment terms, reviews and approves performance goals and evaluates executive performance. The Committee is also responsible for equity plans and grants and retirement benefit plans. The compensation and evaluation of the Chief Executive Officer is subject to further review and the approval of the independent Board members. The Committee, with the participation of the Lead Trustee, establishes and implements the Chief Executive Officer evaluation process. The Committee engages in the succession planning process for the Chief Executive Officer and other officers. The Committee reviews and recommends to the Board compensation policies for non-employee Trustees.

GOVERNANCE: The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing the Company’s Corporate Governance Guidelines and related policies. The Corporate Governance Committee recommends to the Board (a) the size of the Board, (b) the number of Committees and their functions, and (c) their respective members. The Corporate Governance Committee reviews the sufficiency of each Committee’s charter. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees, identifying and recommending prospective Board candidates, and reviewing qualifications of Trustees and nominees. The Corporate Governance Committee recommends the Lead Trustee and Chairman. The Corporate Governance Committee nominates slates of officers to the Board. The Corporate Governance Committee reviews independence, and conflicts of interest, of the members of the Board. Finally, the Corporate Governance Committee organizes and oversees the evaluation of the performance of the Board and its committees.

FINANCE: The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for the Company. The Finance Committee is responsible for reviewing the Company’s risk assessment and risk management policies, its major financial risk exposures, and the steps management has taken to monitor and mitigate such exposures The Finance Committee is also responsible for reviewing the Company’s dividend policy and recommending to the Board the dividend on the Company’s common shares as well as for reviewing new business ventures and initiatives which may result in substantial expenditures, commitments and exposures.

Exhibit 1.5(b)

Chief Executive Officer Direct Reports

Name	Title	Responsibilities
Gregory B. Butler	General Counsel	Legal department; corporate secretarial function; corporate compliance; federal governmental affairs; internal audit

Christine M. Carmody	Human Resources	Human resources

James J. Judge	Chief Financial Officer	Finance; accounting; treasury; regulatory; financial planning; investor relations; performance management

David R. McHale	Chief Administrative Officer	Customer service; strategic planning; IT; corporate services; energy supply; unregulated companies; corporate integration

Joseph R. Nolan, Jr.	Corporate Relations	Corporate communications and community and state governmental relations

Leon J. Olivier	Chief Operating Officer	All NSTAR and Northeast Utilities Regulated Operating Companies and Transmission